Exhibit 10.8

EXECUTION VERSION

MILLICOM INTERNATIONAL CELLULAR S.A.

as the Issuer

$750,000,000 6.25% SENIOR NOTES DUE 2029

INDENTURE

Dated as of March 25, 2019

CITIBANK, N.A., LONDON BRANCH

as Trustee, Transfer Agent and Paying Agent

CITIGROUP GLOBAL MARKETS EUROPE AG

as Registrar

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

INDENTURE (this “Indenture”), dated as of March 25, 2019, among Millicom International Cellular S.A. (the “Issuer”), a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 40630 and Citibank, N.A., London Branch, as Trustee, Transfer Agent and Paying Agent, and Citigroup Global Markets Europe AG as Registrar.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the 6.25% Senior Notes due 2029 in an aggregate principal amount of $750,000,000 (the “Initial Notes”) and the Holders of any Additional Notes (as defined below and, together with the Initial Notes, the “Notes”).

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01         Definitions.

“Acquired Debt” means Debt of a Person or its Subsidiary:

(a)          Incurred and outstanding on the date on which such Person (i) was acquired by the Issuer or any of its Restricted Subsidiaries or (ii) is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or its Restricted Subsidiary; or

(b)          Incurred to provide all or part of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer or was otherwise acquired by the Issuer or its Restricted Subsidiary; provided that, after giving pro forma effect to the transactions by which such Person became a Restricted Subsidiary of the Issuer or is merged, consolidated, amalgamated or otherwise combined with the Issuer or its Restricted Subsidiary, (i) the Issuer would have been able to Incur $1.00 of additional Debt pursuant to Section 4.09(a) hereof; or (ii) the Net Leverage Ratio would not be greater than such ratio before giving effect to such transactions.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Section 2.02 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, co-registrar, Transfer Agent, Authenticating Agent, Paying Agent or additional paying agent.

“Alternative Panama Financing” means any Subsidiary or Affiliate of the Issuer, including Cable Onda, issuing securities or otherwise raising financing, for the purposes of financing the Telefonica Panama Acquisition, before or substantially concurrently with the closing of the Telefonica Panama Acquisition.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the rules and procedures of DTC that apply to such transfer or exchange.

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“Applicable Redemption Premium” means, with respect to any Note on any redemption date, the greater of:

(a)         1% of the principal amount of such Note at such time; and

(b)         the excess of:

(i)          the present value at such redemption date of: (x) the redemption price of such Note at March 25, 2024 (such redemption price being set forth in Section 3.07(e)); plus (y) all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and March 25, 2024 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points; over

(ii)         the outstanding principal amount of such Note.

For the avoidance of doubt, the calculation of the Applicable Redemption Premium shall not be a duty or obligation of the Trustee, the Registrar, the Transfer Agent or the Paying Agent and shall be notified by the Issuer to the Trustee, the Paying Agent and the Holders no less than two (2) Business Days prior to any redemption date.

“Asset Disposition” means any transfer, conveyance, sale, lease or other disposition by the Issuer or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Issuer, but excluding a disposition by a Restricted Subsidiary of the Issuer to the Issuer or a Restricted Subsidiary of the Issuer which is an 80% or more owned Restricted Subsidiary of the Issuer) of (i) shares of Capital Stock (other than directors’ qualifying shares and shares to be held by third parties to satisfy applicable legal requirements) or other ownership interests of a Restricted Subsidiary of the Issuer, (ii) substantially all of the assets of the Issuer or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of the Issuer or any of its Restricted Subsidiaries outside of the ordinary course of business; provided that the term “Asset Disposition” shall not include:

(a)         any dispositions of assets in a single transaction or series of transactions with an aggregate Fair Market Value in any calendar year of not more than the greater of (x) $25 million and (y) 1% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of $25 million and 1% of Total Assets of carried over amounts for any calendar year);

(b)         any disposition of Tower Equipment, including any Sale/Leaseback Transaction; provided that any cash or Cash Equivalents received in connection with such disposition or Sale/Leaseback Transaction must be applied in accordance with Section 4.10.

(c)         a transfer of assets between or among the Issuer and any of its Restricted Subsidiaries;

(d)         the issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary of the Issuer;

(e)         any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or its Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

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(f)          the sale, lease or other transfer of products, services, accounts receivable, inventory or other assets in the ordinary course of business and any sale or other disposition of damaged, surplus, worn-out or obsolete assets;

(g)         dispositions in connection with Permitted Liens;

(h)         disposals of assets, rights or revenue not constituting part of the Related Business and other disposals of non-core assets acquired in connection with any acquisition permitted under this Indenture;

(i)          licenses and sublicenses of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(j)          any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(k)         the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(l)          the granting of Liens not prohibited by Section 4.12 hereof;

(m)        a transfer or disposition of assets that is governed by the provisions of this Indenture described under Section 5.01 hereof;

(n)         the sale or other disposition of cash or Cash Equivalents;

(o)         the foreclosure, condemnation or any similar action with respect to any property or other assets;

(p)         sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitization Obligations;

(q)         any disposition or expropriation of assets or Capital Stock which the Issuer or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(r)          any disposition of Capital Stock, Debt or other securities of an Unrestricted Subsidiary;

(s)         disposal of non-core assets acquired in connection with any acquisition permitted under this Indenture;

(t)          any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person;

(u)         any disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with the requirements set forth in Section 4.10;

(v)         any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Issuer or any Subsidiary pursuant to customary sale and leaseback transactions, asset securitizations and other similar financings permitted by this Indenture;

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(w)        any dispositions constituting the surrender of tax losses by the Issuer or a Restricted Subsidiary (i) to Issuer or a Restricted Subsidiary; (ii) in order to eliminate, satisfy or discharge any tax liability of any Person that was formerly a Subsidiary of the Issuer which has been disposed of pursuant to a disposal permitted by the terms of this Indenture, to the extent that the Issuer or a Restricted Subsidiary would have a liability (in the form of an indemnification obligation or otherwise) to one or more Persons in relation to such tax liability if not so eliminated, satisfied or discharged; and

(x)         any other disposal of assets not described in clauses (a) to (w) above comprising in aggregate percentage value 10% or less of Total Assets.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States (or any political subdivision thereof), the British Virgin Islands (or any political subdivision thereof), Curaçao (or any political subdivision thereof), the Netherlands (or any political subdivision thereof), Luxembourg (or any political subdivision thereof), England (or any political subdivision thereof), Chad (or any political subdivision thereof), Ghana (or any political subdivision thereof), Tanzania (or any political subdivision thereof), DRC (or any political subdivision thereof), Senegal (or any political subdivision thereof) or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(a)         with respect to any corporation, the board of directors or managers of the corporation (which, in the case of any corporation having both a supervisory board and an executive or management board, shall be the executive or management board) or any duly authorized committee thereof;

(b)         with respect to any partnership, the board of directors of the general partner of the partnership or any duly authorized committee thereof;

(c)         with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(d)         with respect to any other Person, the board or any duly authorized committee thereof or committee of such Person serving a similar function.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, London or Luxembourg, are authorized or obligated by law or executive order to close.

“Cable Onda” means Cable Onda S.A., a company incorporated under the laws of Panama.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease on the face of a statement of financial position of such Person in accordance with IFRS. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of Debt represented by such obligation shall be the capitalized amount thereof that would appear on the face of a statement of financial position of such Person in accordance with IFRS.

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“Capital Stock” of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such Person.

“Cash Equivalents” means, with respect to any Person:

(a)         (i) Government Securities and (ii) any direct obligations of, or obligations guaranteed by, a member of the European Union for the payment of which obligations or guarantee the full faith and credit of such member of the European Union is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein;

(b)         term deposit accounts (excluding current and demand deposit accounts), certificates of deposit and Eurodollar time deposits and money market deposits and bankers’ acceptances, in each case, issued by or with (i) Banco Itaú BBA, BBVA, Barclays Bank, BNP Paribas, Citigroup, Credit Agricole CIB, DNB, Goldman Sachs International, J.P. Morgan, ICBC, Bank of China, Nordea Standard Bank, Standard Chartered Bank, Scotiabank, and their respective Affiliates, (ii) a bank or trust company which is organized under the laws of the United States of America, any state thereof, the United Kingdom, Switzerland, Canada, Australia or any member state of the European Union, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A3/A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or (iii) any money market fund sponsored by a U.S. registered broker dealer or mutual fund distributor;

(c)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b)(i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (b)(ii) above;

(d)         commercial paper having one of the two highest ratings obtainable from Fitch or Moody’s and in each case maturing within 365 days after the date of acquisition;

(e)         money market funds mutual funds at least 95% of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (d) of this definition; and

(f)          with respect to any Person organized under the laws of, or having its principal business operations in, a jurisdiction outside the United States, the United Kingdom or the European Union, those investments that are of the same type as investments in clauses (a), (c) and (d) of this definition except that the obligor thereon is organized under the laws of the country (or any political subdivision thereof) in which such Person is organized or conducting business.

“Change of Control” means the occurrence of any of the following events:

(a)         any Person (other than a Permitted Holder) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

(b)         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its respective subsidiaries taken as a whole to any Person (other than a Permitted Holder) occurs; or

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(c)         a plan relating to the liquidation or dissolution of the Issuer is adopted.

“Change of Control Triggering Event” will be deemed to have occurred if a Change of Control has occurred and a Rating Decline occurs.

“Clearstream” means Clearstream Banking, S.A. and its successors.

“Consolidated EBITDA” means, for any period, operating profit of the Issuer and its Restricted Subsidiaries, as such amount is determined on a consolidated basis in accordance with IFRS, plus the sum of the following amounts, in each case, without duplication. Losses shall be added (as a positive number) and gains shall be deducted, in each case, to the extent such amounts were included in calculating operating profit:

(a)         depreciation and amortization expenses;

(b)         the net loss or gain on the disposal and impairment of assets;

(c)         share-based compensation expenses;

(d)         at the Issuer’s option, other non-cash charges reducing operating profit (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating profit to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (x) a receipt of cash payments in any future period, (y) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (z) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(e)         any material extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(f)         at the Issuer’s option, the effects of adjustments in its consolidated financial statements pursuant to IFRS (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(g)         any reasonable expenses, charges or other costs related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the Incurrence, waiver or amendment of any Debt (or the refinancing thereof) (whether or not successful or consummated), in each case, as determined in good faith by a responsible financial or accounting officer of the Issuer;

(h)         any gains or losses on associates;

(i)          any unrealized gains or losses due to changes in the fair value of equity Investments;

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(j)          any unrealized gains or losses due to changes in the fair value of Permitted Interest Rate, Currency or Commodity Price Agreements;

(k)         any unrealized gains or losses due to changes in the carrying value of put options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(l)          any unrealized gains or losses due to changes in the carrying value of call options in respect of Capital Stock of, or voting rights with respect to, any Subsidiary, joint venture or associate;

(m)        any net foreign exchange gains or losses;

(n)         at the Issuer’s option, any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(o)         accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established or adjusted as a result of such acquisition that are so required to be established as a result of such acquisition in accordance with IFRS;

(p)         any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Issuer or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period);

(q)         the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets;

(r)          any net gain (or loss) realized upon any Sale/Leaseback Transaction that is not sold or otherwise disposed of in the ordinary course of business, determined in good faith by a responsible financial or accounting officer of the Issuer;

(s)         the amount of loss on the sale or transfer of any assets in connection with an asset securitization program, receivables factoring transaction or other receivables transaction (including, without limitation, a Qualified Receivables Transaction); and

(t)          Specified Legal Expenses.

For the purposes of calculating Consolidated EBITDA for any period, as of such date of determination:

(i)            if, since the beginning of such period the Issuer or any Restricted Subsidiary has made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), including any Sale occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

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(ii)           if, since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, then Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii)          if, since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clauses (i) or (ii) above if made by the Issuer or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period, including anticipated synergies and cost savings as if such Sale or Purchase occurred on the first day of such period;

(iv)         whenever pro forma effect is applied, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Issuer (including in respect of anticipated synergies and cost savings) as though the full effect of synergies and cost savings were realized on the first day of the relevant period and shall also include the reasonably anticipated full run rate cost savings effect (as calculated in good faith by a responsible financial or chief accounting officer of the Issuer) of cost savings programs that have been initiated by the Issuer or its Restricted Subsidiaries as though such cost savings programs had been fully implemented on the first day of the relevant period; and

(v)           for the purposes of determining the amount of Consolidated EBITDA under this definition denominated in a foreign currency, the Issuer may, at its option, calculate the U.S. Dollar equivalent amount of such Consolidated EBITDA based on either (i) the weighted average exchange rates for the relevant period used in the consolidated financial statements of the Issuer for such relevant period or (ii) the relevant currency exchange rate in effect on the Issue Date.

For the purpose of calculating the Consolidated EBITDA of the Issuer, any Joint Venture Consolidated EBITDA shall be added to the amount determined in accordance with the foregoing.

“Consolidated Net Debt” means, as of any date of determination, the sum without duplication of (1) the total amount of Debt of the Issuer and its Restricted Subsidiaries on a consolidated basis, minus (2) the sum without duplication of (i) all Debt outstanding under Minority Shareholder Loans, (ii) any Debt which is a contingent obligation of the Issuer or its Restricted Subsidiaries on such date, (iii) all Debt permitted by clause (3) of Section 4.09(b), (iv) all Debt permitted by clause (17) of Section 4.09(b) and (v) all Debt outstanding under any Capital Lease Obligation or operating lease; minus (3) the amount of cash and Cash Equivalents (other than cash or Cash Equivalents received from the Incurrence of Debt by the Issuer or any of its Restricted Subsidiaries to the extent such cash or Cash Equivalents has not been subsequently applied or used for any purpose not prohibited by this Indenture) of the Issuer and its Restricted Subsidiaries on a consolidated basis that would be stated on the statement of financial position of the Issuer as of such date in accordance with IFRS, excluding, for the avoidance of doubt, Restricted Cash.

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“Credit Facility” means, a debt facility, arrangement, instrument, trust deed, note purchase agreement, indenture, purchase money financing, commercial paper facility or overdraft facility with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Debt, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended, in whole or in part from time to time, and in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including, but not limited to, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (iii) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Custodian” means Citibank N.A., London Branch, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provision of this Indenture.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(a)         the principal of and premium, if any, in respect of every obligation of such Person for money borrowed;

(b)         the principal of and premium, if any, in respect of every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)         every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (but only to the extent such obligations are not reimbursed within 30 days following receipt by such Person of a demand for reimbursement); and

(d)         the principal component of every obligation of the type referred to in clauses (a) through (c) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise to the extent not otherwise included in the Debt of such Person.

The “amount” or “principal amount” of Debt at any time of determination as used herein represented by (x) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with IFRS, (y) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof; and (z) any amount of Debt that has been cash-collateralized, to the extent so cash-collateralized, shall be excluded from any calculation of Debt. Notwithstanding anything else to the contrary, for all purposes under this Indenture, the amount of Debt Incurred, repaid, redeemed, repurchased or otherwise acquired by a Restricted Subsidiary of the Issuer shall equal the liability in respect thereof determined in accordance with IFRS and reflected on the Issuer’s consolidated statement of financial position.

The term “Debt” shall not include:

(i)           obligations described in clauses (a) or (b) of the first paragraph of this definition of Debt that are Incurred by a Restricted Subsidiary of the Issuer (the “Proceeds Recipient”) and owed to a bank or other lending institution (the “On-Lend Bank”) to facilitate the substantially concurrent on-lending of proceeds (the “Proceeds On-Loan”) from Debt Incurred by the Issuer or any of its Restricted Subsidiaries (other than the Proceeds Recipient) as permitted by Section 4.09 hereof (the “Initial Debt”) to the extent (i) the principal obligations in respect of the Proceeds On-Loan are secured by security over cash granted in favor of the On-Lend Bank or any of its affiliates in an amount not less than the principal amount of the Proceeds On-Loan or (ii) the Proceeds On-Loan is put in place substantially concurrently with a loan by the Issuer or any of its Restricted Subsidiaries (other than the Proceeds Recipient) to the On-Lend Bank (the “On-Lend Bank Borrowing”) pursuant to which the Proceeds Recipient is entitled to reduce the principal amount of the Proceeds On-Loan by an amount equal to the principal amount of the On-Lend Bank Borrowing if a default or acceleration occurs with respect to such On-Lend Bank Borrowing or (iii) the substantial risks and rewards of the Proceeds On-Loan are transferred, using a synthetic instrument or any other arrangement or agreement, from the On-Lend Bank to the Issuer or any of its Restricted Subsidiaries (other than the Proceeds Recipient) in exchange for an amount not less than (x) the amount of cash granted in favor of the On-Lend Bank or any of its Affiliates or (y) the outstanding amount of the On-Lend Bank Borrowing, as applicable, in each case as at the effective date of such transfer;

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(ii)          any liability of the Issuer or any of its Restricted Subsidiaries (other than the Proceeds Recipient) attributable to a synthetic instrument or any other arrangement or agreement described in paragraph (i)(iii) above to the extent such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS and recorded as a current liability on the Issuer’s consolidated statement of financial position;

(iii)         any Restricted MFS Cash;

(iv)         any liability of the Issuer attributable to a put option or similar instrument, arrangement or agreement entered into after the Issue Date granted by the Issuer relating to an interest in any other entity, in each case to the extent such option has not been exercised or such obligation under the relevant instrument, arrangement or agreement has not come due but is classified as a financial liability in accordance with IFRS, and recorded as a current liability on the Issuer’s consolidated statement of financial position;

(v)          any standby letter of credit, performance bond or surety bond provided by the Issuer or any Restricted Subsidiary that are customary in the Related Business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon, are honored in accordance with their terms;

(vi)         any deposits or prepayments received by the Issuer or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue;

(vii)        any obligations to make payments in relation to earn outs;

(viii)       Debt which is in the nature of equity (other than redeemable shares) or equity derivatives;

(ix)          Capital Lease Obligations or operating leases;

(x)           receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any debt in respect of Qualified Receivables Transactions, including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity;

(xi)          pension obligations or any obligation under employee plans or employment agreements;

(xii)         any “parallel debt” obligations to the extent that such obligations mirror other Debt;

(xiii)        any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied;

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(xiv)      the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends); and

(xv)       the net obligations of such Person under any Permitted Interest Rate, Currency or Commodity Price Agreement.

“Default” means an event that with the passing of time or the giving of notice, or both would constitute an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06, 2.07 and 2.09 hereof, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)         matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)         is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary); or

(c)         is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes Outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer with Sections 4.15 and 4.10 hereof.

“DTC” means The Depository Trust Company and its successors.

“Equity Investor” means Investment Kinnevik AB.

“Equity Offering” means a sale of Qualified Capital Stock of the Issuer or a Holding Company of the Issuer pursuant to which the net cash proceeds are contributed to the Issuer in the form of a subscription for, or a capital contribution in respect of, Qualified Capital Stock of the Issuer.

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“Escrow Account” means the segregated trust account opened in the name of the Issuer, but controlled by the Escrow Agent and into which $500,000,000 of the gross proceeds from the offering of the Initial Notes will be deposited on the Issue Date in accordance with the terms of the Escrow Agreement.

“Escrow Agent” means, initially, BGL BNP Paribas S.A., in its capacity as Escrow Agent under the Escrow Agreement, and any and all successors thereto.

“Escrow Agreement” means the escrow agreement entered into on the Issue Date among the Escrow Agent, the Issuer and the Trustee, governed by, and construed in accordance with, the laws of the Grand Duchy of Luxembourg.

“Escrow Longstop Date” means June 30, 2020.

“Escrowed Property” means the initial funds (being $500,000,000) deposited in the Escrow Account, and all other funds, securities, interest, dividends, distributions and other property and payments credited to the Escrow Account (less any property or funds paid in accordance with the Escrow Agreement).

“Euro MTF Market” means the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange.

“Euroclear” means Euroclear Bank, SA/NV and its successors.

“European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s Chief Executive Officer, Chief Financial Officer or responsible accounting or financial officer.

“Fitch” means Fitch Rating, Ltd. and its successors.

“GAAP” means generally accepted accounting principles in the United States.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America for the payment of which obligations or Guarantee the full faith and credit of the United States is pledged and which have a remaining Weighted-Average Life to Maturity of not more than one year from the date of Investment therein.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Exhibit A hereto, bearing the Private Placement Legend and the Global Note Legend, issued in accordance with Sections 2.01 and 2.06 hereof.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Gradation” means a gradation within a Rating Category or a change to another Rating Category, which shall include: (i) “+” and “-” in the case of Fitch’s current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation), (ii) 1, 2 and 3 in the case of Moody’s current Rating Categories (e.g., a decline from Ba1 to Ba2 would constitute a decrease of one gradation), or (iii) the equivalent in respect of successor Rating Categories of Fitch or Moody’s or Rating Categories used by Rating Agencies other than Fitch and Moody’s.

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“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

(a)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt;

(b)          to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt; or

(c)          to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed” and “Guaranteeing” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Holder” means the Person in whose name a Note is recorded on the Registrar’s books.

“Holding Company” means any Person (other than a natural person) which legally and Beneficially Owns more than 50% of the Voting Stock and/or Capital Stock of another Person, either directly or through one or more Subsidiaries.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency (and, at the irrevocable option of the Issuer, as adopted by the European Union), as in effect on the Issue Date; provided that the Issuer may, at any time, irrevocably elect by written notice to the Trustee to use IFRS as in effect from time to time, and, upon such notice, references herein to IFRS shall thereafter be construed to mean IFRS as in effect from time to time. The Issuer also may, at any time, irrevocably elect by written notice to the Trustee to use GAAP as in effect from time to time in lieu of IFRS and, upon such notice, references herein to IFRS shall thereafter be construed to mean GAAP as in effect from time to time; provided that upon first reporting its fiscal year results under GAAP, the Issuer shall restate the financial statements required to be delivered under Section 4.03, on the basis of GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of GAAP.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation, including by acquisition of Subsidiaries (the Debt of any other Person becoming a Subsidiary of such Person being deemed for this purpose to have been incurred at the time such other Person becomes a Subsidiary), or the recording, as required pursuant to IFRS or otherwise, of any such Debt or other obligation on the statement of financial position of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in IFRS that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. If any Person becomes a Restricted Subsidiary on any date after the date of this Indenture (including by Redesignation of an Unrestricted Subsidiary), the Debt of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.09.

“Indenture” means this Indenture, as amended or supplemented from time to time.

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“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, together with all items that are or would be classified as Investments on a statement of financial position (excluding the footnotes thereto) prepared in accordance with IFRS, but shall not include (a) trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person, or (b) commission, travel, payroll, entertainment, relocation and similar advances to officers and employees and profit sharing and other employee benefit plan contributions made in the ordinary course of business. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to a subsequent change in value and, to the extent applicable, shall be determined based on the equity value of such Investment.

“Investment Grade” means (i) BBB- or above in the case of Fitch (or its equivalent under any successor Rating Categories of Fitch), (ii) Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), and (iii) the equivalent in respect of the Rating Categories of any Rating Agencies.

“Issue Date” means March 25, 2019.

“Issuer” means Millicom International Cellular S.A.

“Joint Venture Consolidated EBITDA” means an amount equal to the product of (i) the Consolidated EBITDA of any joint venture (determined in good faith by a responsible financial or accounting officer of the Issuer on the same basis as provided for in the definition of “Consolidated EBITDA” (with the exception of clause (i) and the last sentence thereof) as if each reference to the “Issuer and its Restricted Subsidiaries” in such definition was to such joint venture) whose financial results are not consolidated with those of the Issuer in accordance with IFRS and (ii) a percentage equal to the direct or indirect equity ownership percentage of the Issuer and/or its Restricted Subsidiaries in the Capital Stock of such joint venture and its Subsidiaries.

“Lien” means, with respect to any property or assets, any mortgage, pledge, security interest, lien, charge, encumbrance, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any Investment or acquisition, including by way of merger, amalgamation or consolidation, in each case, by one or more of the Issuer and its Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Luxembourg” means the Grand Duchy of Luxembourg.

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“Minority Shareholder Loan” means Debt of a Restricted Subsidiary of the Issuer that is issued to and held by an equity owner of such Restricted Subsidiary, other than the Issuer or a subsidiary of the Issuer.

“Moody’s” means Moody’s Investor Service, Inc. and its successors.

“Net Available Proceeds” from any Asset Disposition means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any assets described in clauses (4) and (5) of Section 4.10(b) hereof and other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by the Issuer or any of its Restricted Subsidiaries, net of:

(a)          all legal, title and recording tax expenses, commissions and other fees and expenses incurred, including, without limitation, legal, consultant, accounting and investment banking fees, sales commissions, discounts and brokerage costs, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(b)          all payments made by the Issuer or any of its Restricted Subsidiaries, on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Debt or Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c)          all distributions and other payments made to other equity holders in the Issuer’s Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)          appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries, as the case may be, as a reserve in accordance with IFRS, against any liabilities associated with such assets and retained by the Issuer or any of its Restricted Subsidiaries, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations, relocation costs and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Issuer’s Board of Directors, in its reasonable good faith judgment.

“Net Leverage Ratio” means, as of any date of determination, the ratio of (1) the Consolidated Net Debt outstanding on such date to (2) the Consolidated EBITDA for the four most recent full fiscal quarters ending immediately prior to such date for which consolidated financial statements are available, determined, in each case, on a pro forma basis as if any such Debt had been Incurred, or such other Debt had been repaid, redeemed or repurchased, as applicable, at the beginning of such four fiscal quarter period; provided, however, that the pro forma calculation shall not give effect to (i) any Debt Incurred on such determination date pursuant to Section 4.09(b) hereof (other than Debt Incurred pursuant to clause (6) of Section 4.09(b) hereof), or (ii) the discharge on such determination date of any Debt to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b) hereof (other than the discharge of Debt using proceeds of Debt Incurred pursuant to clause (6) of Section 4.09(b) hereof). For the avoidance of doubt, in determining Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Debt in respect of which the pro forma calculation is to be made.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing on the Registrar’s books on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 10 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. The Issuer shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

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(a)          the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(b)          the Expiration Date and the Purchase Date;

(c)          the aggregate principal amount of the Outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(d)          the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(e)          that each Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in minimum amounts of $200,000 and integral multiples of $1,000 in excess thereof;

(f)           the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(g)          that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

(h)          that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(i)           that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(j)           that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or their paying agent) receives, not later than the close of business on the Expiration Date, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Note such Holder tendered, the certificate number of such Note and a statement that such Holder is withdrawing all or a portion of his tender;

(k)          that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased and provided that Notes of $200,000 or less may only be purchased in whole and not in part); and

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(l)          that in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, the Issuer will, to the extent and in the manner permitted by such rules, post notices relating to the Offer to Purchase on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

“Offering Memorandum” means the offering memorandum dated March 14, 2019 relating to the offering of the Initial Notes.

“Officer” means the Chief Executive Officer or the Chief Financial Officer of the Issuer or a responsible accounting, financial officer or any authorized signatory of the Issuer.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board of Directors, any Vice Chairman of the Board of Directors, any Director or Manager as the case may be, the Chief Executive Officer, the Chief Financial Officer, any Executive or Senior Vice President, or the Secretary of the Board of the Issuer, and delivered to the Trustee and, where applicable, the paying agent.

“Opinion of Counsel” means a written opinion from legal counsel (in form and substance reasonably acceptable to the Trustee, where such opinion is addressed to, or is for the benefit of the Trustee) that meets the requirements of Section 14.04 hereof. The counsel may be an employee of or counsel to the Issuer or any of its Subsidiaries.

“Outstanding,” when used with respect to the Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(a)          Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(b)          Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee in trust or any paying agent (other than the Issuer) or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own paying agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made; and

(c)          Notes which have been paid or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Issuer; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

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“Pari Passu Debt” means any Debt of the Issuer that ranks pari passu in right of payment to the Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary, which shall include Euroclear and Clearstream.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets or a combination of related business assets, cash and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person.

“Permitted Holders” means the Equity Investor and its Related Parties.

“Permitted Interest Rate, Currency or Commodity Price Agreement” of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates or with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements against currency exchange or commodity price fluctuations in the ordinary course of business relating to then existing financial obligations and not for purposes of speculation.

“Permitted Investments” means (1) loans or advances to employees and officers (or loans to any direct or indirect parent, the proceeds of which are used to make loans or advances to employees or officers, or Guarantees of third-party loans to employees or officers) in the ordinary course of business; and (2) customary cash management, cash pooling or netting or setting off arrangements; and (3) the granting of Liens pursuant to clause (ll) of the definition of Permitted Liens.

“Permitted Liens” means:

(a)          Liens for taxes, assessments or governmental charges or levies on the property of the Issuer or any of its Restricted Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceeds promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(b)          Liens imposed by law, such as statutory Liens of landlords’, carriers’, materialmen’s, repairmen’s, construction, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Issuer or any of its Restricted Subsidiaries arising in the ordinary course of business or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(c)          Liens on the property of the Issuer or any of its Restricted Subsidiaries Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance bids, trade contracts, letters of credit, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(d)          Liens on property at the time the Issuer or any of its Restricted Subsidiaries acquired such property and Liens Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Issuer or its Restricted Subsidiaries; provided, however, that any such Lien may not extend to any other property of the Issuer or any of its Restricted Subsidiaries;

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(e)          Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property of the Issuer or any other Restricted Subsidiary that is not a Restricted Subsidiary of such Person (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(f)           pledges or deposits by the Issuer or any of its Restricted Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Issuer or any of its Restricted Subsidiaries is party, or deposits to secure public or statutory obligations of the Issuer or any of its Restricted Subsidiaries or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(g)          utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(h)          any provision for the retention of title to any property by the vendor or transferor of such property which property is acquired by the Issuer or a Restricted Subsidiary in a transaction entered into in the ordinary course of business of the Issuer or a Restricted Subsidiary and for which kind of transaction it is customary market practice for such retention of title provision to be included;

(i)           Liens arising by means of any judgment, decree or order of any court, to the extent not otherwise resulting in a Default hereunder so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order have not been fully terminated or the period within which such proceedings may be initiated has not expired and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceeding in the ordinary course of business;

(j)           Liens securing any Credit Facility or any Permitted Interest Rate, Currency or Commodity Price Agreement;

(k)          [Reserved];

(l)           mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any of its Restricted Subsidiaries has easement rights or on any real property leased by the Issuer or any of its Restricted Subsidiaries or similar agreements relating thereto and any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(m)         Liens existing on the Issue Date;

(n)          Liens in favor of the Issuer or any Restricted Subsidiary;

(o)          Liens on insurance policies and the proceeds thereof, or other deposits, to secure insurance premium financings in respect of the Issuer or any of its Restricted Subsidiaries;

(p)          Liens arising from financing statement filings (or other similar filings in any applicable jurisdiction) regarding operating leases entered into by any Restricted Subsidiary of the Issuer in the ordinary course of business;

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(q)          Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Debt in respect of commercial letters of credit issued to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)           Liens on property of any Restricted Subsidiary of the Issuer to secure Debt Incurred by such Restricted Subsidiary pursuant to Section 4.09(a) hereof or clauses (9), (10), (11), (12) or (13) of Section 4.09(b) hereof;

(s)          Liens for the purpose of securing the payment of all or a part of the purchase price of Capital Lease Obligations or payments Incurred by the Issuer or its Restricted Subsidiaries to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that such Liens do not encumber any other assets or property of the Issuer or its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(t)           Liens on the property of the Issuer or any of its Restricted Subsidiaries to replace in whole or in part, any Lien described in the foregoing clauses (a) through (s); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or in respect of property that is the security for a Permitted Lien hereunder;

(u)          any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(v)          Liens on any escrow account used in connection with an acquisition of property or Capital Stock of any Person or pre-funding a refinancing of Debt otherwise permissible by this Indenture;

(w)         Liens on the Issuer’s and any of its Restricted Subsidiaries’ deposits in favor of financial institutions arising from any netting or set-off arrangement substantially consistent with its current practice for the purpose of netting debt and credit balances substantially consistent with the Issuer’s or the Restricted Subsidiaries’ existing cash pooling arrangements;

(x)           Liens incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries with respect to obligations that do not exceed the greater of $250 million or 4% of Total Assets at any one time outstanding and that do not in the aggregate materially detract from the value of the property of the Issuer, or materially impair the use thereof in the operation of business by the Issuer and its Restricted Subsidiaries;

(y)          Liens over cash or other assets that secure collateralized obligations Incurred as Permitted Debt; provided that the amount of cash collateral does not exceed the principal amount of the Permitted Debt;

(z)           Liens on Restricted MFS Cash in favor of the customers or dealers of, or third parties in relation to, one or more of the Issuer’s Restricted Subsidiaries engaged in the provision of mobile financial services, in each case who provided such Restricted MFS Cash to the relevant Restricted Subsidiary;

(aa)        Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(bb)        Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

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(cc)        Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(dd)       [Reserved];

(ee)        Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Issuer or any of its Restricted Subsidiaries;

(ff)          Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” pursuant to any Qualified Receivables Transaction;

(gg)        Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business), provided that such Liens do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(hh)        Liens securing Debt or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary;

(ii)          Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements, other than joint ventures and similar arrangements that are Restricted Subsidiaries, securing obligations of such joint ventures or similar agreements;

(jj)          any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(kk)        Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Debt, which Liens are created to secure payment of such Debt; and

(ll)          Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Debt of such Unrestricted Subsidiary.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, defeasances, discharges, refinancings or replacements (each, for purposes of this definition and clause (8) of Section 4.09(b) hereof, a “refinancing”) of any Debt of the Issuer or a Restricted Subsidiary of the Issuer or pursuant to this definition, including any successive refinancings, as long as:

(a)          such Permitted Refinancing Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of: (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value plus all accrued interest) then outstanding of the Debt being refinanced; and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b)          such Permitted Refinancing Debt has (i) a Stated Maturity that is either (X) no earlier than the Stated Maturity of the Debt being refinanced or (Y) after the Stated Maturity of the Notes and (ii) a Weighted-Average Life to Maturity that is equal to or greater than the Weighted-Average Life to Maturity of the Debt being refinanced; and

(c)          if the Debt being refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Debt being refinanced; and

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(d)          if the Issuer was the obligor on the Debt being refinanced, such Permitted Refinancing Debt is Incurred by the Issuer.

Permitted Refinancing Debt in respect of any Credit Facility or any other Debt may be Incurred from time to time after the termination, discharge or repayment of all or any part of such Credit Facility or other Debt. Permitted Refinancing Debt shall not include any Debt of the Issuer or any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is (a) repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Debt Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Issuer or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Issuer or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Interest Rate, Currency or Commodity Price Agreement entered into by the Issuer or any such Restricted Subsidiary in connection with such Receivables.

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“Rating Agency” means each of (i) Fitch, Moody’s and S&P or (ii) if any of Fitch, Moody’s or S&P are not making ratings of the Notes publicly available, an internationally recognized rating agency or agencies, as the case may be, selected by the Issuer, which will be substituted for any of Fitch, Moody’s, S&P, as the case may be.

“Rating Category” means (i) with respect to Fitch, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C, R, SD and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (any of which may include a “1,” “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, and C (or equivalent successor categories), and (iii) the equivalent of any such categories of Fitch or Moody’s used by another Rating Agency, if applicable.

“Rating Date” means the date which is the earlier of (i) 120 days prior to the occurrence of an event specified in clauses (a), (b) or (c) of the definition of Change of Control and (ii) the date of the first public announcement of the possibility of such event.

“Rating Decline” means the occurrence of, at any time within the earlier of (i) 90 days after the date of public notice of a Change of Control, or of the Issuer’s intention or the intention of any Person to effect a Change of Control and (ii) the occurrence of the Change in Control (which period shall in either event be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency), a Rating Agency withdrawal of its rating of the Notes or a decrease in the rating of the Notes by a Rating Agency as follows:

(a)          if the Notes are not rated Investment Grade by at least two of the three Rating Agencies on the Rating Date, by one or more Gradations; or

(b)          if the Notes are rated Investment Grade by at least two of the three Rating Agencies on the Rating Date, either (i) by two or more Gradations or (ii) such that the Notes are no longer rated Investment Grade, provided that, when announcing the relevant decision(s) to withdraw or decrease the rating, each such Rating Agency announces publicly or confirms in writing that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of the Change of Control or the Issuer’s announcement of the intention to effect a Change of Control.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary of the Issuer (or another Person in which the Issuer or any Restricted Subsidiary makes an Investment or to which the Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors or senior management of the Issuer (as provided below) as a Receivables Entity:

(a)         no portion of the Debt or any other obligations (contingent or otherwise) of which:

(i)          is Guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

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(ii)         is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii)        subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, except, in each such case, Permitted Liens as defined in clauses (aa) through (ff) of the definition thereof;

(b)         with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(c)         to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction).

Any such designation by the Board of Directors or senior management of Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of Issuer giving effect to such designation or an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC, that will be issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Regulation S.

“Related Business” means (i) any business, services or activities engaged in by the Issuer or any of its Subsidiaries on the Issue Date and (ii) any business, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments thereof, including, without limitation, broadband internet, network-related services, cable television, broadcast content, network neutral services, electronic transactional, financial and commercial services related to provision of telephony or internet services.

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“Related Party” means:

(a)          any controlling stockholder, partner or member, or any 50% (or more) owned Subsidiary, of the Equity Investor; and

(b)          any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Person Beneficially Owning a majority or a controlling interest of which consists of the Equity Investor and/or such other Persons referred to in clause (a).

“Relevant Telefonica CAM Acquisition” means each of the Telefonica Costa Rica Acquisition, the Telefonica Nicaragua Acquisition or the Telefonica Panama Acquisition, as the context requires.

“Relevant Telefonica CAM Acquisition Agreement” means each of the Telefonica Costa Rica Stock Purchase Agreement, the Telefonica Nicaragua Stock Purchase Agreement or the Telefonica Panama Stock Purchase Agreement, as the context requires.

“Relevant Target Company” means each of Telefonica de Costa Rica TC, S.A., Telefonia de Celular de Nicaragua, S.A. or Telefonica Móviles Panama, S.A., as the context requires.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor of the Trustee) including any managing director, director, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Cash” means the sum of (i) Restricted MFS Cash and (ii) without duplication, the amount of cash that would be stated as “restricted cash” on the consolidated statement of financial position of the Issuer as of such date in accordance with IFRS.

“Restricted MFS Cash” means, as of any date of determination, an amount equal to any cash paid in or deposited by or held on behalf of any customer or dealer of, or any other third party in relation to, one or more of the Issuer’s Restricted Subsidiaries engaged in the provision of mobile financial services and designated as “restricted cash” on the consolidated statement of financial position of the Issuer, together with any interest thereon.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the U.S. Securities Act.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC, that will be issued in an initial amount equal to the principal amount of the Notes initially resold in reliance on Rule 144A.

“Rule 903” means Rule 903 promulgated under the U.S. Securities Act.

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“Rule 904” means Rule 904 promulgated under the U.S. Securities Act.

“S&P” means Standard & Poor’s Ratings Services.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or its Restricted Subsidiary transfers such property to a Person and the Issuer or any of its Restricted Subsidiaries leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Secured Debt” means, as of any date of determination, any Debt of (a) the Issuer that is secured by a security interest in any assets of the Issuer or any of its Restricted Subsidiaries and/or (b) any Restricted Subsidiary of the Issuer, other than Debt Incurred pursuant to clauses (5) (to the extent such Guarantee is in respect of Debt otherwise permitted to be secured by a security interest in any assets of the Issuer or any of its Restricted Subsidiaries and/or Incurred by a Restricted Subsidiary of the Issuer, as applicable), (9), (10), (11), (12) and (13) of Section 4.09(b) hereof.

“Significant Subsidiary” means, at the date of determination, any Restricted Subsidiary of the Issuer that (1) for the most recent fiscal year, accounted for more than 10% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries or (2) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and its Restricted Subsidiaries.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Specified Subsidiary Sale” means the sale, transfer or other disposition of all of the Capital Stock, or all of the assets or properties of, (a) any Person, the primary purpose of which is to own Tower Equipment located in any market in which the Issuer or its Restricted Subsidiaries operate; (b) any Person which operates the Issuer’s or any Restricted Subsidiary of the Issuer’s mobile financial services business; (c) Latin America Internet Holding GmbH (or any successor in interest thereto); or (d) Africa Internet Holding GmbH (or any successor in interest thereto).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are reasonably customary in a securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

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“Telefonica CAM Acquisition Agreements” means, collectively, the Telefonica Costa Rica Stock Purchase Agreement, the Telefonica Nicaragua Stock Purchase Agreement and the Telefonica Panama Stock Purchase Agreement.

“Telefonica CAM Acquisitions” means, collectively, the Telefonica Costa Rica Acquisition, the Telefonica Nicaragua Acquisition and the Telefonica Panama Acquisition.

“Telefonica Costa Rica Acquisition” means the acquisition of a 100% stake of Telefonica de Costa Rica TC, S.A. by the Issuer, pursuant to the Telefonica Costa Rica Stock Purchase Agreement.

“Telefonica Costa Rica Acquisition Completion Date” means the date on which the Telefonica Costa Rica Acquisition is completed pursuant to the terms of the Telefonica Costa Rica Stock Purchase Agreement.

“Telefonica Costa Rica Stock Purchase Agreement” means the stock purchase agreement entered into on February 20, 2019, between the Issuer and the sellers named therein pursuant to which, among other things, the Issuer will complete the Telefonica Costa Rica Acquisition on the Telefonica Costa Rica Acquisition Completion Date.

“Telefonica Nicaragua Acquisition” means the acquisition of a 100% stake of Telefonia de Celular de Nicaragua, S.A. by the Issuer, pursuant to the Telefonica Nicaragua Stock Purchase Agreement.

“Telefonica Nicaragua Acquisition Completion Date” means the date on which the Telefonica Nicaragua Acquisition is completed pursuant to the terms of the Telefonica Nicaragua Stock Purchase Agreement.

“Telefonica Nicaragua Stock Purchase Agreement” means the stock purchase agreement entered into on February 20, 2019, between the Issuer and the sellers named therein pursuant to which, among other things, the Issuer will complete the Telefonica Nicaragua Acquisition on the Telefonica Nicaragua Acquisition Completion Date.

“Telefonica Panama Acquisition” means the acquisition of a 100% stake of Telefonica Móviles Panama, S.A. by the Issuer, pursuant to the Telefonica Panama Stock Purchase Agreement.

“Telefonica Panama Acquisition Completion Date” means the date on which the Telefonica Panama Acquisition is completed pursuant to the terms of the Telefonica Panama Stock Purchase Agreement.

“Telefonica Panama Stock Purchase Agreement” means the stock purchase agreement entered into on February 20, 2019, between the Issuer and the sellers named therein pursuant to which, among other things, the Issuer will complete the Telefonica Panama Acquisition on the Telefonica Panama Acquisition Completion Date.

“Total Assets” means the consolidated total assets of the Issuer and its Restricted Subsidiaries as shown on the Issuer’s most recent consolidated statement of financial position prepared on the basis of IFRS prior to the relevant date of determination calculated to give pro forma effect to any acquisitions (including through mergers or consolidations) and dispositions that have occurred subsequent to such period, including any such acquisitions to be made with the proceeds of Debt giving rise to the need to calculate Total Assets.

“Tower Equipment” means passive infrastructure related to telecommunications services, excluding telecommunications equipment, but including, without limitation, towers (including tower lights and lightning rods), power breakers, deep cycle batteries, generators, voltage regulators, main AC power, rooftop masts, cable ladders, grounding, walls and fences, access roads, shelters, air conditioners and BTS batteries owned by the Issuer or any of its Subsidiaries.

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“Treasury Rate” means, as at any redemption date, the yield to maturity as at such redemption date of United States Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 25, 2024; provided, however, that if the period from the redemption date to March 25, 2024 is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Trustee” means Citibank, N.A., London Branch, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer Designated as such pursuant to Section 4.24.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. Dollars, at any time of determination thereof, the amount of U.S. Dollars obtained by translating such other currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable other currency as published in the Financial Times on the date that is two Business Days prior to such determination.

“U.S. Dollars” or “$” means and/or refers to the lawful currency of the United States.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant thereto.

“U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated pursuant thereto.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the U.S. Securities Act.

“Voting Stock” of any person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Weighted-Average Life to Maturity” means, when applied to any Debt or Preferred Stock at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Debt or liquidation preference of such Preferred Stock, as the case may be, into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or upon mandatory redemption, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

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“Wholly-Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Issuer solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

Section 1.02         Other Definitions.

Additional Amounts	Section 4.22(a)
Authenticating Agent	Section 2.02
Authentication Order	Section 2.02
Authorized Agent	Section 14.06
Change in Tax Law	Section 3.08(a)
Change of Control Offer	Section 4.15(a)
Covenant Defeasance	Section 8.03
Designation	Section 4.24(a)
Excess Proceeds	Section 4.10(d)
Excess Proceeds Offer	Section 4.10(e)
Indenture	Preamble
Initial Notes	Preamble
Issuer	Preamble
Judgment Currency	Section 14.14
LCT Election	Section 4.21(b)(2)
LCT Test Date	Section 4.21(b)(2)
Legal Defeasance	Section 8.02
Liability	Section 14.16(b)(1)
Notes	Preamble
Offer Amount	Section 3.12(b)
Offer Period	Section 3.12(b)
Paying Agent	Section 2.03
Permitted Debt	Section 4.09(b)
Purchase Date	Section 3.12(b)
Redesignation	Section 4.24(c)
Register	Section 2.03
Registrar	Section 2.03
Relevant Taxing Jurisdiction	Section 4.22(a)
Required Currency	Section 14.14
Resolution Authority	Section 14.16(b)(1)
Suspension Period	Section 4.23(a)(2)
Taxes	Section 4.22(a)
Transfer Agent	Section 2.03
Trustee	Section 8.05
Write-down and Conversion Powers	Section 14.16(b)(1)

Section 1.03       [Reserved].

Section 1.04       Rules of Construction.

Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

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(c)          “or” is not exclusive;

(d)          words in the singular include the plural, and in the plural include the singular;

(e)          “will” shall be interpreted to express a command;

(f)          provisions apply to successive events and transactions;

(g)          references to sections of or rules under the U.S. Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(h)          all references to the principal, premium, interest or any other amount payable pursuant to this Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made;

(i)           except as otherwise provided, whenever an amount is denominated in euro, it shall be deemed to include the Euro Equivalent amounts denominated in other currencies, and, whenever an amount is denominated in dollars, it shall be deemed to include the Dollar Equivalent amounts denominated in other currencies;

(j)           any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person; any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity); and

(k)          unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured Debt or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt.

ARTICLE 2

THE NOTES

Section 2.01       Form and Dating.

(a)          General. The Notes and the Trustee’s or Authenticating Agent’s certificate of authentication will be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and as provided herein. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

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(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the Outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby will be made by the Trustee or the Custodian or the Paying Agent at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)          144A Global Notes and Regulation S Global Notes. Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a Rule 144A Global Note. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note. The Global Notes shall be deposited with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the “Schedule of Exchanges of Interests in the Global Note” to each such Global Note, as hereinafter provided.

(d)          Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture. Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

(e)          Book-Entry Provisions. The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through the Depositary.

(f)           Denomination. The Notes shall be in denominations of $200,000 and integral multiples of $1,000 above $200,000.

Section 2.02       Execution and Authentication.

At least one Officer must sign the Notes for the Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, the Issuer shall deliver such Note to the Trustee for cancellation pursuant to Section 2.11 hereof.

The Trustee will, upon receipt of a written order of the Issuer signed by an authorized representative (an “Authentication Order”), authenticate or cause the Authenticating Agent to authenticate the Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuer pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint one or more authentication agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

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Section 2.03         Paying Agent, Registrars and Transfer Agents.

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes. The Issuer will also maintain one or more transfer agents (each, a “Transfer Agent”). The initial Paying Agent and initial Transfer Agent will be Citibank, N.A., London Branch, who hereby accepts such appointment.

The Issuer will also maintain one or more registrars (each, a “Registrar”) for so long as the Notes are listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market. The Issuer hereby appoints Citigroup Global Markets Europe AG as initial Registrar, who hereby accepts such appointment. The Registrar will maintain a register (the “Register”) reflecting ownership of Definitive Registered Notes Outstanding from time to time and facilitate transfers of Definitive Registered Notes on behalf of the Issuer and will send a copy of the Register to the Issuer on the Issue Date and after any change to the Register made by the Registrar.

Upon written notice to the Trustee, the Issuer may change the Paying Agents, the Registrars or the Transfer Agents without prior notice to the Holders. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will, to the extent and in the manner permitted by such rules, post a notice of any change of Paying Agent, Registrar or Transfer Agent on the official website of the Luxembourg Stock Exchange (www.bourse.lu) in accordance with Section 14.01 hereof.

Section 2.04         Paying Agent to Hold Money.

The Issuer will require each Paying Agent other than the Trustee and the initial Paying Agent to agree in writing that each Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of (and premium or Additional Amounts, if any) or interest on the Notes, and will notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) will have no further liability for the money. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee will serve as Paying Agent for the Notes. The Issuer shall provide funds to the Paying Agent no later than 10:00 a.m. (New York time) on the Business Day prior to the day on which the Paying Agent is to make payment. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of cleared funds sufficient to make the relevant payment.

Section 2.05         Holder Lists.

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Paying Agent is not the Registrar, the Issuer will furnish or cause the Registrar to furnish, to the Trustee and the Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Paying Agent may reasonably require.

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Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to the Custodian or a nominee of such Custodian, by the Custodian or a nominee of such Custodian to the Depositary or to another nominee or Custodian of the Depositary, or by such Custodian or Depositary or any such nominee to a successor Depositary or Custodian or a nominee thereof.

All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(1)         If the Depositary notifies the Issuer that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days;

(2)         in whole, but not in part, if the Issuer so requests; or

(3)         if the owner of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following a Default by the Issuer under this Indenture.

Upon the occurrence of any of the preceding events in clauses (1) through (3) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Trustee.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)          General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

The transfer and exchange of Book-Entry Interests shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Transfer Agent (copied to the Trustee) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Transfer Agent (copied to the Trustee and the Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book Entry Interest to be transferred or exchanged; and (iii) instructions containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

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In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Transfer Agent (copied to the Trustee) must receive a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Transfer Agent (copied to the Trustee or the Registrar), as specified in this Section 2.06, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(1) or (b)(2) below, as applicable, as well as subparagraph (b)(3) below, if applicable:

(1)         Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in a Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in the Regulation S Global Notes will be limited to persons that have accounts with DTC, or its Participants including, Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(1).

(2)         All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(1) above only if the Trustee and the Registrar or the Transfer Agent (copied to the Trustee) receives either:

(A)         both:

(i)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (ii) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)         both:

(i)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii)         instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the CUSIP, ISIN, Common Code or other similar number identifying the Notes,

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provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3)         Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Transfer Agent and the Registrar receives the following:

(A)         if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)         if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c)          Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(1)         in the case of a transfer on or before the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the Trustee and the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in either item (1) or item (2) thereof;

(2)         in the case of an exchange by a holder of a Book-Entry Interest in a Global Note of such Book-Entry Interest for a Definitive Registered Note, the Trustee and the Transfer Agent shall have received a certificate from such holder in the form of Exhibit C hereto, including the certifications in items (1) thereof;

(3)         in the case of a transfer after the expiration of the Restricted Period by a holder of a Book-Entry Interest in a Regulation S Global Note, the transfer complies with Section 2.06(b);

(4)         in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, the Trustee and the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(5)         in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, the Trustee and the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(6)         in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, the Trustee and the Transfer Agent shall have received a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof,

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the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c)) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d)          Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee, the Transfer Agent and the Registrar of the following documentation:

(1)         if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(2)         if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(3)         if such Definitive Registered Note is being transferred in reliance on Regulation S or Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) or (3) thereof, as applicable;

(4)         if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof;

and the Trustee will cancel the Definitive Registered Note, and the Trustee will increase or cause to be increased the aggregate principal amount of, in the case of clause (1) above, the appropriate Global Note, in the case of clause (2) above, the appropriate Rule 144A Global Note, in the case of clause (3) above, the appropriate Global Note, and in the case of clause (4) above, the appropriate Global Note.

(e)          Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.

Definitive Registered Notes may be transferred or exchanged in whole or in part, in minimum denominations of $200,000 in principal amount and integral multiples of $1,000 in excess thereof, to persons who take delivery thereof in the form of Definitive Registered Notes in accordance with this Section 2.06(e). Upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed by the Transfer Agent or the Registrar (as the case may be) upon request. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

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Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(1)         if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(2)         if the transfer will be made in reliance on Regulation S, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f)          Legends. The following legends will appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)         Private Placement Legend. Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

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THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY) EACH ACQUIROR AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTES OR ANY INTEREST THEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (I) ITS ACQUISITION AND HOLDING OF THE NOTES OR ANY INTEREST THEREIN WILL NOT CONSTITUTE OR RESULT IN A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER SIMILAR LAWS, AND (II) NEITHER ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THE NOTES, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THE NOTES, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER OR HOLDER IN CONNECTION WITH THE NOTES AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THE NOTES; AND (2) IT WILL NOT SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY INTEREST HEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT IS DEEMED TO MAKE THESE SAME REPRESENTATIONS, WARRANTIES AND AGREEMENTS WITH RESPECT TO ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE.”

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(2)         Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE.”

(g)          Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interests is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interests in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or the Custodian at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Issuer will execute and the Trustee or the Authenticating Agent will authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

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(2)         No service charge will be made by the Issuer or the Registrar to a Holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10 and 4.15 hereof).

(3)         No Transfer Agent or Registrar will be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)         All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(5)         [Reserved].

(6)         The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium or Additional Amounts, if any) or interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(7)         All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee, the Transfer Agent or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Trustee.

Section 2.07       Replacement Notes.

(a)          If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate or cause the Authenticating Agent to authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for its expenses in replacing a Note, including but not limited to reasonable fees and expenses of counsel.

(b)          Every replacement Note is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08       Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee or the Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or any of its Subsidiaries shall not be deemed to be outstanding for the purposes of Section 3.07(b) hereof.

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If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser. If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue. If a Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09       Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not Outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10       Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate or cause the Authenticating Agent to authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee or the Authenticating Agent will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11       Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, each Paying Agent and any Transfer Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, or at the direction of the Trustee, the Registrar or the Paying Agent and no one else will cancel (subject to the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the U.S. Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuer following a written request from the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange) of any such cancellation.

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Section 2.12       Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to the Holders in accordance with Section 14.01 hereof a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange) of any such special record date.

Section 2.13       Further Issues.

(a)          Subject to compliance with Section 4.09 hereof, the Issuer may from time to time issue Additional Notes, which shall have identical terms and conditions as the Initial Notes (save for payment of interest accruing prior to the issue date of such Additional Notes or for the first payment of interest following the issue date of such Additional Notes). The Initial Notes and any Additional Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions, and offers to purchase except as otherwise specified with respect to each series of Notes, provided, however, that any such Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes will be issued under a different CUSIP, ISIN, Common Code or other identifying number.

(b)          Whenever it is proposed to create and issue any Additional Notes, the Issuer shall give to the Trustee not less than three Business Days’ notice in writing of its intention to do so, stating the amount of Additional Notes proposed to be created and issued.

Section 2.14       CUSIP, ISIN or Common Code Number.

The Issuer in issuing the Notes may use a “CUSIP”, “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers.

The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISIN or Common Code number.

Section 2.15       Deposit of Moneys.

No later than 10:00 a.m. (New York time), on the Business Day prior to each Interest Payment Date, the maturity date of the Notes and each payment date relating to an Excess Proceeds Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02 hereof, the Issuer shall deposit with the Paying Agent, in immediately available same-day freely transferrable funds, money in U.S. Dollars sufficient to make cash payments, if any, due on such day or date, as the case may be. Subject to actual receipt of such funds as provided by this Section 2.15 by the designated Paying Agent, such Paying Agent shall remit such payment in a timely manner to the Holders on such day or date, as the case may be, to the Persons and in the manner set forth in paragraph 2 of the Notes. The Issuer shall promptly notify the Trustee and the Paying Agent of its failure to so act.

Section 2.16       Agents.

(a)          The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

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(b)          The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

(c)          The Issuer shall provide the Agents with a certified list of authorized signatories.

(d)          The Agents shall hold all funds as banker subject to the terms of this Indenture and as a result, such money shall not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money. Each Agent shall not be liable to account for any interest on money paid to it. Money held by the Agent need not be segregated except as required by law.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01       Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 and 3.08 hereof, it shall deliver to the Trustee in accordance with Section 14.01 hereof, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(a)          the clause of this Indenture pursuant to which the redemption shall occur;

(b)          the redemption date and the record date;

(c)          the principal amount of Notes to be redeemed;

(d)          the redemption price;

(e)          beginning and ending pool factor (for Notes represented by a Global Note and subject to a partial redemption); and

(f)          the CUSIP, ISIN or Common Code numbers of the Notes, as applicable.

Section 3.02       Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Paying Agent or Registrar will select the Notes for redemption or purchase (or, in the case of any Global Notes, on a pro rata pass-through distribution basis and in accordance with the procedures of DTC, on a pro rata basis in denominations of $1,000 in principal amount and integral multiples thereof) unless otherwise required by law or applicable stock exchange or depository requirements. The Trustee, the Paying Agent and the Registrar will not be liable for selections made by the Paying Agent or the Registrar in accordance with this Section 3.02.

Notices of purchase or redemption will be given to each Holder pursuant to Sections 3.03 and 14.01 hereof.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

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In relation to Definitive Registered Notes, a new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03       Notice of Redemption.

(a)          At least 10 days but not more than 60 days before a redemption date, the Issuer will mail by first class mail (or deliver by means of publication through DTC) a notice of redemption to each Holder whose Notes are to be redeemed at its address as it appears on the register of the relevant Registrar, except that redemption notices may be mailed, or delivered, more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of this Indenture pursuant to Articles 8 or 13 hereof. So long as any Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, any such notice to the Holders of the relevant Notes shall , to the extent and in the manner permitted by such rules, be posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu) and, in connection with any redemption, the Issuer will forthwith notify the Luxembourg Stock Exchange of any change in the principal amount of Notes Outstanding.

(b)          The notice will identify the Notes to be redeemed and corresponding CUSIP, ISIN or Common Code numbers, as applicable, and will state:

(1)         the redemption date and the record date;

(2)         the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(3)         if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and that, after the redemption date upon surrender (if applicable) of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(4)         if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Definitive Registered Note;

(5)         the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(6)         that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(7)         that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(8)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

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(9)         that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

(c)          At the Issuer’s request, the Trustee (or the Paying Agent) will give the notice of redemption in the Issuer’s name and at its expense in accordance with Section 14.01 hereof; provided, however, that the Issuer will have delivered to the Trustee, at least ten days prior to the date the notice is required to be delivered pursuant to clause (a) above, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04       Effect of Notice of Redemption.

A notice of redemption may, at the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent. On and after a redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on such Notes or portion of them called for redemption.

Section 3.05       Deposit of Redemption or Purchase Price.

(a)          No later than 10:00 a.m. (New York time) on the Business Day prior to the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money in U.S. Dollars sufficient to pay the redemption or purchase price of, and accrued interest and Additional Amounts (if any) on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on, all Notes to be purchased or redeemed.

(b)          If the Issuer complies with the provisions of Section 3.05(a) hereof, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date for the payment of interest but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a) hereof, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06       Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Registered Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for (and in the name of) the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 above $200,000.

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Section 3.07       Optional Redemption.

Except pursuant to this Section 3.07 and Section 3.08 hereof, the Notes are not redeemable at the Issuer’s option. The Issuer is not, however, prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of this Indenture. The Issuer may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgement of the Issuer any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period. If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.

(a)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may on any one or more occasions redeem up to 40% of the original aggregate principal amount of Notes (including Additional Notes) at a redemption price of 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the proceeds from one or more Equity Offerings or any sale of Qualified Capital Stock of any Restricted Subsidiary of the Issuer. The Issuer may only do this, however, if:

(1)         at least 50% of the aggregate principal amount of Notes that were initially issued under this Indenture would remain outstanding immediately after the proposed redemption; and

(2)         the redemption occurs within 180 days after the closing of such Equity Offering or sale of Qualified Capital Stock.

Any notice for such a redemption may be given prior to completing the Equity Offering or sale of Qualified Capital Stock and be conditioned upon its completion.

(b)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may on any one or more occasions redeem up to 40% of the original aggregate principal amount of Notes (including Additional Notes) at a redemption price of 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Available Proceeds from one or more Specified Subsidiary Sales. The Issuer may only do this, however, if:

(1)         at least 50% of the aggregate principal amount of Notes that were initially issued would remain outstanding immediately after the proposed redemption; and

(2)         the redemption occurs within 365 days from the later of the date of such Specified Subsidiary Sale or the receipt of such Net Available Proceeds.

(c)          During each 12 month period commencing on the Issue Date and ending on March 25, 2024, upon not less than 10 nor more than 60 days’ prior notice to the Trustee and the Holders, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes (including Additional Notes) at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

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(d)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may also redeem all or part of the Notes (including Additional Notes) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(e)          At any time on or after March 25, 2024 and prior to maturity, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of $200,000 or integral multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, if redeemed during the 12- month period commencing on March 25 of the years set forth below:

Year	Redemption Price
2024	103.125%
2025	102.083%
2026	101.042%
2027 and thereafter	100.000%

Section 3.08       Redemption upon changes in withholding taxes.

The Issuer may redeem the Notes, in whole but not in part, at its option, at 100% of the outstanding principal amount thereof plus accrued and unpaid interest to the date of redemption and any Additional Amounts (as defined under Section 4.22(a) hereof) payable with respect thereto, if:

(a)          as a result of (i) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined under Section 4.22(a) hereof) affecting taxation which is publicly announced and becomes effective on or after the Issue Date or, if such Relevant Taxing Jurisdiction has become a Relevant Taxing Jurisdiction after the Issue Date, on or after the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture or (ii) any change in, or amendment to, the existing official published position (including any such change or amendment occurring as a result of the introduction of an official position) regarding the application, administration or interpretation of the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (including any such change or amendment occurring as a result of a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is publicly announced and, where applicable, becomes effective on or after the Issue Date or, if such Relevant Taxing Jurisdiction has become a Relevant Taxing Jurisdiction after the Issue Date, on or after the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (either, a “Change in Tax Law”), the Issuer has or will become obligated to pay Additional Amounts; and

(b)          such obligation cannot be avoided by the Issuer taking reasonable measures available to it; provided, however, that for this purpose reasonable measures shall not include any change in the Issuer’s jurisdiction of organization or the location of its principal executive office, or the incurrence of material out of pocket costs by it. No such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

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Prior to the publication or mailing of any notice of redemption of the Notes as described below, the Issuer must deliver to the Trustee (i) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and (ii) an opinion of legal counsel of recognized standing stating that the Issuer has or will become obligated to pay Additional Amounts due to a Change in Tax Law. The Trustee will accept and shall be entitled to rely on this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (1) and (2) above, upon which it will be conclusive and binding on the Holders.

Section 3.09       Escrow of Proceeds; Special Mandatory Redemption.

(a)          The Issuer may request the Escrow Agent to release all of the Escrowed Property from the Escrow Account to fund the Telefonica Costa Rica Acquisition, the Telefonica Nicaragua Acquisition or the Telefonica Panama Acquisition (the “Relevant Telefonica CAM Acquisition”) substantially concurrently with the closing of the Relevant Telefonica CAM Acquisition. Notwithstanding the foregoing, the Issuer shall be required to request a Release (as defined below) to finance the first Relevant Telefonica CAM Acquisition to close; provided that the foregoing requirement shall not apply in the event that any Subsidiary or Affiliate of the Issuer, including Cable Onda, issues securities or otherwise raises financing, for the purposes of financing the Telefonica Panama Acquisition, before or substantially concurrently with the closing of the Telefonica Panama Acquisition (the “Alternative Panama Financing”).

The Issuer may request the Escrow Agent to release all of the Escrowed Property to the Issuer (a “Release”) upon delivery by the Issuer to the Escrow Agent and the Trustee shall have received from the Issuer, on or before the Escrow Longstop Date, an Officer’s Certificate, upon which both the Escrow Agent and the Trustee shall be entitled to rely absolutely without further investigation, to the effect that:

(1)         (i) a Relevant Telefonica CAM Acquisition (which shall be identified) will be consummated promptly upon such Release of the Escrowed Property and (ii) since the Issue Date, no material term or condition of the Relevant Telefonica CAM Acquisition Agreement to be consummated promptly upon such Release has been amended or waived in a manner or to an extent that would be materially prejudicial to the interests of Holders, other than any amendment or waiver made with the consent of Holders of a majority of the Outstanding Notes;

(2)         promptly after consummation of the Relevant Telefonica CAM Acquisition, (i) in the case of either the Telefonica Costa Rica Acquisition or the Telefonica Nicaragua Acquisition, the Issuer or a Subsidiary or Affiliate or joint venture of the Issuer will own, directly or indirectly, 100% of the outstanding shares of either Telefonica de Costa Rica TC, S.A. or Telefonia de Celular de Nicaragua, S.A., as applicable, or, (ii) in the case of the Telefonica Panama Acquisition, the Issuer or a Subsidiary or Affiliate or joint venture of the Issuer will own, directly or indirectly, 100% of the outstanding shares of Telefonica Móviles Panama, S.A.; and

(3)         as at the date of such Officer’s Certificate, there is no Default or Event of Default with respect to the Issuer under clauses (8) or (9) of Section 6.01 hereof.

(b)          The Escrowed Property to be released in connection with any Release will be paid out in accordance with the Escrow Agreement and the Escrowed Property will be reduced accordingly. Unless the Escrowed Property has been released as contemplated above, then in the event that (i) (A) neither the Telefonica Costa Rica Acquisition Completion Date nor the Telefonica Nicaragua Acquisition Completion Date has occurred on or prior to the Escrow Longstop Date and (B) where there is no Alternative Panama Financing, the Telefonica Panama Acquisition Completion Date has not occurred on or prior to the Escrow Longstop Date, (ii) in the reasonable judgment of the Issuer, no Relevant Telefonica CAM Acquisition (except the Telefonica Panama Acquisition, but only where there is Alternative Panama Financing) will be consummated on or prior to the Escrow Longstop Date, (iii) all of the Telefonica CAM Acquisition Agreements (except the Telefonica Panama Acquisition Agreement, but only where there is Alternative Panama Financing) have been terminated at any time on or prior to the Escrow Longstop Date, or (iv) there is a Default or an Event of Default with respect to the Issuer under clauses (8) or (9) of Section 6.01 on or prior to the Escrow Longstop Date, (the date of any such (i) to (iv) event being the “Special Termination Date”), the Issuer will redeem Notes in an aggregate principal amount of $500,000,000 (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to (v) 100% of the aggregate issue price of the Notes so redeemed if the date of the Special Mandatory Redemption occurs on or prior to September 25, 2019 or (x) 101% of the aggregate issue price of the Notes so redeemed if the date of the Special Mandatory Redemption occurs after September 25, 2019, in each case, plus accrued but unpaid interest and Additional Amounts, if any, (y) from the Issue Date but excluding the payment date of the Special Mandatory Redemption Price or (z) if applicable, from the most recent date on which interest on the Notes was paid or provided for, to, but excluding the payment date of the Special Mandatory Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

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(c)          Notice of the Special Mandatory Redemption will be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee, the Paying Agent and the Escrow Agent, and will provide that the Notes shall be redeemed on a date that is not less than two Business Days prior and not later than the fifth Business Day after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement (the “Special Mandatory Redemption Date”).

(d)          No later than 12:00 p.m. New York time on the Business Day prior to the Special Mandatory Redemption Date, the Escrow Agent shall have paid to the Issuer, and the Issuer shall subsequently have paid to the Paying Agent, for payment to each Holder of the Special Mandatory Redemption Price for such Holder’s Notes and, concurrently with the payment to such Holders, deliver any excess Escrowed Property (if any) to the Issuer.

(e)          In the event that the Special Mandatory Redemption Price payable upon such Special Mandatory Redemption exceeds the amount of the Escrowed Property, the Issuer will pay the accrued and unpaid interest and Additional Amounts, if any, and any other amounts owing to the Holders.

(f)          If at the time of such Special Mandatory Redemption, the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, the Issuer will notify the Luxembourg Stock Exchange that the Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

(g)          No provisions of the Escrow Agreement and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, this Indenture, may be amended, waived or modified in any manner materially adverse to the Holders of the Notes without the consent of Holders of a majority of the Outstanding Notes. By accepting a Note, each Holder will be deemed to have agreed to be bound by the terms of the Escrow Agreement and have irrevocably authorized the Trustee to take all the actions set forth in the Escrow Agreement without the need for further direction from them under this Indenture.

Section 3.10       Sinking fund.

Except as set forth under Section 3.09 of this Indenture, the Issuer will not be required to make any other mandatory redemption or sinking fund payments with respect to the Notes .

Section 3.11       [Reserved].

Section 3.12       Offer to Purchase by Application of Excess Proceeds.

(a)          In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase the Notes (an “Excess Proceeds Offer”), it will follow the procedures specified in this Section 3.12.

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(b)          Each Excess Proceeds Offer will be made to all Holders and, to the extent applicable, to all holders of other Debt that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. Each Excess Proceeds Offer will remain open for a period of at least 20 Business Days and not more than 60 Business Days, following its commencement except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds, in the case of an Excess Proceeds Offer (the “Offer Amount”) to the purchase of the Notes and, if applicable, such other Pari Passu Debt (on a pro rata basis based on the principal amount of the Notes and such other Pari Passu Debt surrendered, if applicable or, if less than the Offer Amount has been tendered, all Notes and, if applicable, other Debt tendered in response to the Excess Proceeds Offer). Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(c)          If the Purchase Date is on or after a record date for the payment of interest and on or before the related payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

(d)          Upon the commencement of an Excess Proceeds Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which will govern the terms of the Excess Proceeds Offer, will state:

(1)         that the Excess Proceeds Offer is being made pursuant to this Section 3.12 and Section 4.10 hereof and the length of time the Excess Proceeds Offer will remain open;

(2)         the Offer Amount, the purchase price and the Purchase Date;

(3)         that any Note not tendered or accepted for payment will continue to accrue interest;

(4)         that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer will cease to accrue interest after the Purchase Date;

(5)         that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in whole or in part in a minimum amount of $200,000 and integral multiples of $1,000 in excess thereof;

(6)         that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer through the facilities of the Depositary, to the account of the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)         that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)         that, if the aggregate principal amount of Notes and other Pari Passu Debt surrendered by holders thereof exceeds the Offer Amount, the Issuer will select the Notes and other Pari Passu Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Debt surrendered (with such adjustments as may be deemed appropriate by the Issuer such that Notes will be purchased in whole or in part in a minimum amount of $200,000 and integral multiples of $1,000 in excess thereof); and

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(9)         that Holders whose Definitive Registered Notes were purchased only in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(e)          On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.12. The Issuer or its Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder in the manner specified in the Notes an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase. In connection with any purchase of Global Notes pursuant hereto, the Trustee will endorse such Global Notes to reflect the decrease in principal amount of such Global Note resulting from such purchase. In connection with any partial purchase of Definitive Registered Notes, the Issuer will promptly issue a new Definitive Registered Note, and the Trustee, upon written request from the Issuer, will procure the authentication of and mail or deliver such new Definitive Registered Note to the tendering Holder, in a principal amount equal to any unpurchased portion of the Definitive Registered Note surrendered. Any Note tendered but not accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce and inform the Luxembourg Stock Exchange (for as long as the Notes (if any) are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange) of the results of the Excess Proceeds Offer on the Purchase Date.

(f)          Other than as specifically provided in this Section 3.12, any purchase pursuant to this Section 3.12 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof (it being understood that any purchase pursuant to this Section 3.12 shall not be subject to conditions precedent).

Section 3.13       Post-Tender Redemption.

In connection with any tender offer or other offer to purchase for all of the Notes, (including, for the avoidance of doubt, any Change of Control Offer or Excess Proceeds Offer (each as defined herein)), if Holders of not less than 90% of the aggregate principal amount of the then Outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, given not more than 30 days following such tender offer expiration date, to redeem all Notes, that remain Outstanding following such purchase at a price equal to the price paid to each other Holder (excluding any early tender or incentive fee) in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

ARTICLE 4
COVENANTS

Section 4.01       Payment of Notes.

The Issuer will pay or cause to be paid the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, will be considered paid on the date due if the Trustee or the Paying Agent, if other than the Issuer, holds as of 10:00 a.m. (New York time) one Business Day prior to the due date money deposited by the Issuer in immediately available same-day freely transferrable funds and designated for and sufficient to pay all principal, premium, if any, and interest and Additional Amounts, if any, then due. If the Issuer or any of its Subsidiaries acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04 hereof.

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Principal of, interest, premium, if any, and Additional Amounts, if any, on the Notes will be payable at the specified office or agency of the Paying Agent. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by that Holder.

Principal of, interest, premium, if any, and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the specified office or agency of any Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03 hereof. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the then applicable interest rate on the Notes. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts, if any (without regard to any applicable grace period), at the then applicable interest rate on the Notes to the extent lawful.

The Paying Agent shall be entitled to make payments net of any taxes or other sums required by applicable law to be withheld or deducted.

Section 4.02       Maintenance of Office or Agency.

The Issuer will maintain the offices and agencies specified in Section 2.03 hereof. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the trust office of the Trustee (the address of which is specified in Section 14.01 hereof).

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency in the city of London for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the trust office of the Trustee (the address of which is specified in Section 14.01 hereof) as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

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Section 4.03       Provision of financial information.

(a)          The Issuer will furnish to the Trustee:

(1)         within 120 days after the end of the Issuer’s fiscal year, as applicable, beginning with the fiscal year ended December 31, 2019, annual reports containing: (i) a discussion of the Issuer’s financial results including information similar to that in the section in the Issuer's annual report on Form 20-F for the year ended December 31, 2018, which was filed with the SEC on February 28, 2019, incorporated by reference in the offering memorandum entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (ii) the audited consolidated statement of financial position of the Issuer as at the end of the most recent two fiscal years and audited consolidated income statements and statements of cash flow of Issuer for the most recent three fiscal years, including notes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; and (iii) if required under IFRS, a pro forma income statement and a statement of financial position information of the Issuer, together with explanatory footnotes, for any acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (b) or (c) below); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Issuer will provide, in the case of a material acquisition, acquired company financials to the extent available without unreasonable expense;

(2)         within 60 days after the end of each of the first three fiscal quarters of the Issuer’s fiscal year, as applicable, beginning with the quarter ended March 31, 2019, quarterly reports containing the following information: (i) the unaudited condensed consolidated statement of financial position of the Issuer as at the end of such quarter and unaudited condensed consolidated income statements and statements of cash flow of each of the Issuer for the most recent quarter and year to date periods ending on the unaudited condensed consolidated statement of financial position date and the comparable prior period (as determined by the IFRS standard on preparation of interim condensed consolidated financial statements) and (ii) a copy of the related operating and financial review included in the quarterly earnings release of the Issuer for the applicable fiscal quarter; and within 90 days after the end of each of the first three fiscal quarters of each of the Issuer’s fiscal year, as applicable, if required under IFRS, a pro forma interim condensed consolidated income statement and a statement of financial position of the Issuer, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such quarterly report relates; provided that such pro forma financial information will be provided only to the extent available without unreasonable expense, in which case the Issuer will provide, in the case of a material acquisition, acquired company financial statements to the extent available without unreasonable expense, provided that for so long as the Issuer maintains a listing on the Nasdaq Stockholm Exchange, the quarterly reports filed by the Issuer as required by the rules of the Nasdaq Stockholm Exchange shall be deemed to fulfill the requirements of this clause (2); and

(3)         promptly after the occurrence of any material acquisition, disposition or restructuring of the Issuer and its Subsidiaries taken as a whole, or any changes of the Chief Executive Officer or Chief Financial Officer at the Issuer, or a change in the auditors of the Issuer, or any other material event that the Issuer announces publicly, a press release or report containing a description of such event.

(b)          At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a “significant subsidiary” of the Issuer, as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the U.S. Securities Act, then the annual and quarterly financial information required by clauses (a)(1) and (a)(2) of this Section 4.03 shall include either (i) a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, or (ii) stand-alone audited or unaudited financial statements, as the case may be, of such Unrestricted Subsidiary or Unrestricted Subsidiaries (as a group or otherwise) together with an unaudited reconciliation to the financial information of the Issuer and its Subsidiaries, which reconciliation shall include the following items: Revenue, Gross profit, Consolidated EBITDA, Net profit (loss), Cash and cash equivalents, Total assets, Total liabilities, Total equity and interest expense.

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(c)          In addition, so long as the Notes remain Outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer will furnish to Holders, holders of beneficial owners and prospective purchasers of the Notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)          The Issuer will also make available copies of all reports furnished to the Trustee (i) on the Issuer’s website, and (ii) for so long as the Notes are listed on the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and to the extent that the rules of the Luxembourg Stock Exchange so require, copies of such reports will be available during normal business hours at the offices of the Paying Agent.

Section 4.04       Compliance Certificate.

(a)          The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

(b)          So long as any of the Notes are Outstanding, the Issuer will deliver to the Trustee, forthwith but not later than 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05       [Reserved].

Section 4.06       Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07       [Reserved].

Section 4.08       [Reserved].

Section 4.09       Limitation on Debt.

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(a)          The Issuer may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Debt; provided that the Issuer and any of its Restricted Subsidiaries may Incur Debt if at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Net Leverage Ratio is less than 3.0 to 1.0.

(b)          Notwithstanding the limitation in Section 4.09(a), the following Debt (“Permitted Debt”) may be Incurred:

(1)         the Incurrence by the Issuer of Debt pursuant to the Notes (other than Additional Notes);

(2)         any Debt of the Issuer or any of its Restricted Subsidiaries outstanding on the Issue Date after giving effect to the use of proceeds of the Notes;

(3)         Pari Passu Debt of the Issuer and Debt of its Restricted Subsidiaries under Credit Facilities in an aggregate principal amount at any one time outstanding that does not exceed an amount equal to the greater of (x) $500 million and (y) 8% of Total Assets; and any Permitted Refinancing Debt in respect thereof, plus, (A) any accrual or accretion of interest that increases the principal amount of Debt under Credit Facilities and (B) in the case of any refinancing of Debt permitted under this clause (iii) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(4)         Debt owed by the Issuer to any of its Restricted Subsidiaries or Debt owed by any Restricted Subsidiary of the Issuer to the Issuer or any other Restricted Subsidiary of the Issuer; provided, however, that (A) if the Issuer is the obligor on such Debt and the payee is not the Issuer, such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Issuer’s obligations under the Notes, and (B) either (x) the transfer or other disposition by the Issuer or such Restricted Subsidiary of any Debt so permitted to a Person (other than to the Issuer or any of its Restricted Subsidiaries) or (y) such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuer, will at the time of such transfer or other disposition, in each case, be deemed to be an Incurrence of such Debt not permitted by this clause (4);

(5)         the Guarantee by the Issuer or any of its Restricted Subsidiaries of Debt of any of the Issuer’s Restricted Subsidiaries to the extent that the Guaranteed Debt was permitted to be Incurred by another provision of this Section 4.09;

(6)         Acquired Debt;

(7)         Minority Shareholder Loans;

(8)         the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, replace or refinance, Debt Incurred by it pursuant to Section 4.09(a) and clauses (1), (2), (6) and (8) of this Section 4.09(b), as the case may be;

(9)         Debt of the Issuer or any of its Restricted Subsidiaries represented by letters of credit in order to provide security for workers’ compensation claims, health, disability or other employee benefits, payment obligations in connection with self-insurance or similar requirements of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

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(10)        customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any assets of the Issuer or any of its Restricted Subsidiaries, and earn-out provisions or contingent payments in respect of purchase price or adjustment of purchase price or similar obligations in acquisition agreements other than Guarantees of Debt incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of each such Incurrence of such Debt will at no time exceed the gross proceeds actually received by the Issuer or any of its Restricted Subsidiaries in connection with the related disposition;

(11)        obligations in respect of (i) customs, VAT or other tax guarantees, (ii) bid, performance, completion, guarantee, surety and similar bonds, including guarantees or obligations of the Issuer or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations, (iii) customary cash management, cash pooling or netting or setting off arrangements, and (iv) the financing of insurance premiums, in each case in the ordinary course of business and not related to Debt for borrowed money;

(12)        Debt of the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument including, but not limited to, electronic transfers, wire transfers, netting services and commercial card payments, drawn against insufficient funds; provided that such Debt is extinguished within 30 days of Incurrence;

(13)        Debt consisting of (a) mortgage financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment acquired or constructed in the ordinary course of business or (b) Debt otherwise Incurred to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal) or equipment that is used or useful in the ordinary course of business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Debt that refinances, replaces or refunds such Debt, in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (xiii) and then outstanding, will not exceed at any time the greater of $250 million and 3% of Total Assets;

(14)        Guarantees by the Issuer or any Restricted Subsidiary of Debt or any other obligation or liability of the Issuer or any Restricted Subsidiary (other than of any Debt Incurred in violation of this covenant); provided, however, that if the Debt being Guaranteed is subordinated in right of payment to the Notes, then such Guarantee shall be subordinated substantially to the same extent as the relevant Debt Guaranteed;

(15)        Debt of the Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Debt in respect thereof and the principal amount of all other Debt Incurred pursuant to this clause (15) and then outstanding, will not exceed 100% of the cash proceeds (net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements)) received by the Issuer from the issuance or sale (other than to the Issuer or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Issuer, in each case, subsequent to the Issue Date (and in each case, other than through the issuance of Disqualified Stock or Preferred Stock);

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(16)        Debt arising under borrowing facilities provided by a special purpose vehicle to the Issuer or any Restricted Subsidiary in connection with the issuance of notes or other similar debt securities intended to be supported primarily by the payment obligations of the Issuer or any Restricted Subsidiary in connection with any vendor financing platform; and

(17)        the Incurrence by the Issuer or any of its Restricted Subsidiaries of Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (16) above, which, together with any other outstanding Debt Incurred pursuant to this clause (17), has an aggregate principal amount at any time outstanding not in excess of the greater of $300 million and 4% of Total Assets, and any Permitted Refinancing Debt of any debt which on the date it was Incurred was permitted to be Incurred pursuant to this clause (17), plus, in the case of any refinancing of Debt permitted under this clause (17) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing.

(c)          The Issuer will not incur any Debt (including Permitted Debt) that is contractually subordinated in right of payment to any other Debt of the Issuer unless such Debt is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Debt will be deemed to be contractually subordinated in right of payment to any other Debt of the Issuer solely by virtue of being unsecured or by virtue of being secured with different collateral or by virtue of being secured on a junior priority basis or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Debt.

(d)          For the purposes of determining compliance with this Section 4.09, in the event that an item of Debt meets the criteria of more than one of the types of Permitted Debt or is entitled to be Incurred pursuant to clause (a) of this Section 4.09, the Issuer in its sole discretion may classify and from time to time reclassify such item of Debt or any portion thereof and only be required to include the amount of such Debt as one of such types.

(e)          For the purposes of determining compliance with any covenant in this Indenture or whether an Event of Default has occurred, in each case, where Debt is denominated in a currency other than U.S. Dollars, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of such Incurrence and any covenant in this Indenture shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values; provided, however, that if any such Debt that is denominated in a different currency is subject to an Interest Rate, Currency or Commodity Price Agreement with respect to U.S. Dollars covering principal and premium, if any, payable on such Debt, the amount of such Debt expressed in U.S. Dollars will be adjusted to take into account the effect of such an agreement.

Section 4.10         Limitation on Asset Dispositions.

(a)          The Issuer may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition in one or more related transactions unless:

(1)         the consideration the Issuer or such Restricted Subsidiary receives for such Asset Disposition is not less than the Fair Market Value of the assets sold (as determined by the Issuer’s senior management or Board of Directors); and

(2)         unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Disposition consists of:

(A)         cash or Cash Equivalents;

(B)          the assumption of the Issuer’s or any of its Restricted Subsidiaries’ Debt or other liabilities (other than contingent liabilities or Debt or liabilities that are subordinated to the Notes) or Debt or other liabilities of such Restricted Subsidiary relating to such assets and, in each case, the Issuer or the Restricted Subsidiary, as applicable, is released from all liability on the Debt assumed;

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(C)          any Capital Stock or assets of the kind referred to in clauses (b)(4) or (5) of this Section 4.10;

(D)          a combination of the consideration specified in clauses (A) through (C) of this clause (2); and

(b)          within 365 days of such Asset Disposition, the Net Available Proceeds are applied (at the Issuer or applicable Restricted Subsidiary’s option):

(1)         to repay, redeem, retire or cancel outstanding Senior Secured Debt:

(2)         first, to redeem Notes or purchase Notes pursuant to an offer to all Holders at a purchase price equal to at least 100% of the principal amount thereof, plus accrued and unpaid interest and second, to the extent any Net Available Proceeds from such Asset Disposition remain, to any other use as determined by the Issuer or the applicable Restricted Subsidiary that is not otherwise prohibited by this Indenture;

(3)         to repurchase, prepay, redeem or repay Pari Passu Debt; provided that the Issuer makes an offer to all Holders on a pro rata basis to purchase their Notes in accordance with the provisions set forth below for an Excess Proceeds Offer;

(4)         to acquire all or substantially all of the assets of, or any Capital Stock of, another Related Business, if, after giving effect to any such acquisition of Capital Stock, the Related Business is or becomes a Restricted Subsidiary of the Issuer;

(5)         to make a capital expenditure or acquire other assets (other than Capital Stock and cash or Cash Equivalents), rights (contractual or otherwise) and properties, whether tangible or intangible (including ownership interests) that are used or intended for use in connection with a Related Business;

(6)         to the extent permitted, to redeem Notes as provided under Section 3.07 hereof;

(7)         enter into a binding commitment to apply the Net Available Proceeds pursuant to clauses (4) or (5) of this clause (b); provided that such binding commitment (or any subsequent binding commitment replacing the initial binding commitment that is entered into within 180 days following the aforementioned 365-day period) shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until the earlier of (X) the date on which such acquisition or expenditure is consummated and (Y) the 180th day following the expiration of the aforementioned 365-day period; or

(8)         any combination of the foregoing clauses (1) through (7) of this clause (b).

(c)          For purposes of Section 4.10(b), any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are promptly converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion), shall be deemed cash.

(d)          The amount of such Net Available Proceeds not so used as set forth in Section 4.10(b) constitutes “Excess Proceeds.” Pending the final application of any such Net Available Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise use such Net Available Proceeds in any manner that is not prohibited by the terms of this Indenture.

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(e)          When the aggregate amount of Excess Proceeds exceeds $75 million, the Issuer will, within 15 Business Days of the end of the applicable period in clause (b) of this Section 4.10, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with Section 3.12 hereof or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a minimum amount of $200,000 and integral multiples of $1,000 in excess thereof) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus, in each case, accrued and unpaid interest, if any, to the date of purchase.

(f)          To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased will be selected by the Registrar or the Paying Agent on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder as provided or calculated by the Issuer). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

If the Issuer is obliged to make an Excess Proceeds Offer, the Issuer will purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in a minimum amount of $200,000 and integral multiples of $1,000 in excess thereof on a date that is not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

(g)          If the Issuer is required to make an Excess Proceeds Offer, the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, including the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10 and Section 3.12 hereof, the Issuer will comply with such securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.10 or Section 3.12 hereof by virtue thereof.

Section 4.11       [Reserved].

Section 4.12       Limitation on Liens securing Debt.

(a)          The Issuer may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur, suffer to exist or become effective any Lien (other than Permitted Liens) to secure any Debt on or with respect to any property or assets now owned or hereafter acquired unless the Notes are equally and ratably secured by such Lien; provided that, if the Debt secured by such Lien is subordinated or junior in right of payment to the Notes, then the Lien securing such Debt shall be subordinated or junior in right of payment to the Lien securing the Notes.

(b)          Any Lien created for the benefit of the Holders pursuant to this Section 4.12 will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien to which it relates other than as a consequence of an enforcement action with respect to the assets subject to such initial Lien.

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(c)          For purposes of determining compliance with this Section 4.12, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens”.

(d)          With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

Section 4.13       Limitation on lines of business.

The Issuer, together with its Restricted Subsidiaries, will not primarily engage in any business other than in a Related Business.

Section 4.14       [Reserved].

Section 4.15       Change of Control.

(a)          Within 60 days of the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest and any Additional Amounts thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (a “Change of Control Offer”).

(b)          [Reserved].

(c)          The Issuer will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (x) another party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16       Limitation on Guarantees of the Issuer’s Debt by Subsidiaries.

(a)          The Issuer will not permit any Significant Subsidiary to, directly or indirectly, provide a Guarantee of any of the Issuer’s Debt for which such Significant Subsidiary’s maximum exposure in respect of such Guarantee exceeds $50 million unless such Significant Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture providing for its payment Guarantee of the Notes; provided

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(1)         if the Issuer’s Debt is pari passu in right of payment to the Notes, such Significant Subsidiary’s Guarantee of the Issuer’s Debt shall rank pari passu in right of payment to its Guarantee of the Notes;

(2)         if the Issuer’s Debt is subordinated in right of payment to the Notes, such Significant Subsidiary’s Guarantee of the Issuer’s Debt shall be subordinated in right of payment to its Guarantee of the Notes substantially to the same extent as the Issuer’s Debt is subordinated in right of payment to the Notes;

(3)         a Significant Subsidiary’s Guarantee of the Notes may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case, the Guarantee of the Notes shall be given on an equal and ratable basis with its Guarantee of the Issuer’s Debt to the extent permitted by applicable law); and

(4)         for so long as it is not permissible under applicable law for such Significant Subsidiary to provide a Guarantee of the Notes, such Significant Subsidiary need not provide such a Guarantee of the Notes (but, in such a case, the Issuer shall procure that such Significant Subsidiary will use its reasonable best efforts to undertake all whitewash or similar procedures legally available to it to eliminate the relevant legal prohibition, and shall give a Guarantee of the Notes at such time (and to the extent) that it thereafter becomes permissible).

(b)          Clause (a) of this Section 4.16 shall not apply to (1) the granting by such Significant Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the Guarantee of the Issuer’s Debt, (2) the Guarantee by any Significant Subsidiary of any Permitted Refinancing Debt that refinances Debt of the Issuer which benefitted from a Guarantee by any Significant Subsidiary Incurred in compliance with this covenant immediately prior to such refinancing, or (c) any Guarantee by a Significant Subsidiary existing as of the Issue Date.

(c)          Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described above shall provide by its terms that such Guarantee shall be automatically and unconditionally released and discharged upon: (x) such Subsidiary ceasing to be a Significant Subsidiary (including as a result of any sale, exchange or transfer, to any Person, of all of the Issuer’s Capital Stock in such Significant Subsidiary) in compliance with this Indenture; or (y) the release by the holders or lenders of the Issuer’s Debt described in the preceding paragraph of their Guarantee by such Significant Subsidiary (including any deemed release upon payment in full of all obligations under such Debt (but not under the relevant Guarantee)), at a time when (I) no other Debt of the Issuer has been Guaranteed by such Significant Subsidiary or (II) the holders of all such other Debt which is Guaranteed by such Significant Subsidiary also release their Guarantee by such Significant Subsidiary (including any deemed release upon payment in full of all obligations under such Debt (but not under the relevant Guarantee)).

Section 4.17       [Reserved].

Section 4.18       Payments for consent.

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder or beneficial holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms of the provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders and beneficial holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuer and its Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders and beneficial holders of Notes in any jurisdiction where (i) the solicitation of such consent, waiver or amendment, including in connection with an offer to purchase for cash, or (ii) the payment of the consideration therefor would require the Issuer or any of its Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws (including, but not limited to, the United States federal securities laws and the laws of the European Union or its member states), which the Issuer in its sole discretion determines (acting in good faith) (A) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (B) such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

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Section 4.19       [Reserved].

Section 4.20       Maintenance of listing.

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Official List of the Luxembourg Stock Exchange for so long as any Notes remain Outstanding; provided that if the Issuer is unable to obtain admission to listing of the Notes on the Luxembourg Stock Exchange or if at any time the Issuer determines that it will not maintain such listing, it will use its commercially reasonable efforts to obtain and maintain a listing of the Notes on another recognized stock exchange.

Section 4.21       Financial Calculations for Limited Condition Transactions.

(a)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this paragraph, and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)          In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1)         determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Net Leverage Ratio; or

(2)         testing baskets set forth in this Indenture (including baskets measured as a percentage of Total Assets);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Issuer shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Debt and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated EBITDA” and “Net Leverage Ratio”, the Issuer or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

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(c)          If the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets, of the Issuer and its Restricted Subsidiaries at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under this Indenture (including with respect to the Incurrence of Debt or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer or any Restricted Subsidiary or the Designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) have been consummated.

Section 4.22       Additional Amounts.

(a)          The Issuer with respect to payments under the Notes agrees that, if any deduction or withholding of any present or future taxes, levies, imposts or charges whatsoever imposed by or for the account of any jurisdiction in which the Issuer is organized, engaged in business or resident for tax purposes, or from or through which payment on the Notes is made by or on behalf of the Issuer (including the jurisdiction of any paying agent) or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Relevant Taxing Jurisdiction”) and any interest, penalties and other liabilities with respect thereto (collectively, “Taxes”) shall be required to be made, the Issuer will (subject to the limitations described below) pay such additional amounts (“Additional Amounts”) in respect of principal (and premium, if any) and interest as may be necessary in order that the net amounts received pursuant to the Notes after such deduction or withholding (including any withholding or deduction from such Additional Amounts) shall equal the respective amounts of principal (and premium, if any) and interest specified in the Notes that would have been received if such Taxes had not been required to be withheld or deducted; provided, however, that the Issuer shall not be required to make any payment of Additional Amounts for or on account of:

(1)         any Taxes imposed by or for the account of a Relevant Taxing Jurisdiction which would not be payable but for the fact that the holder or beneficial owner of a Note (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) is a citizen, domiciliary, national or resident of, incorporated in, or engaging in business or maintaining a permanent establishment or being physically present in, such Relevant Taxing Jurisdiction or otherwise having some present or former connection with such Relevant Taxing Jurisdiction other than the holding or ownership of such Note or the receipt of principal of (and premium, if any) and interest on such Note or the exercise of rights under or the enforcement of such Note or this Indenture;

(2)         any Tax that would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting the same for payment on any day (including the last day) within such 30-day period;

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(3)         [Reserved];

(4)         any Tax that would not have been imposed but for a failure by the relevant holder or beneficial owner of the Note to comply with any applicable certification, information, identification, documentation or other reporting requirements, whether required by statute, treaty, regulation or administrative practice, of a Relevant Taxing Jurisdiction, if such compliance is legally required as a precondition to relief or exemption from such Tax (including without limitation a certification that such holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction); provided, however, that this clause (4) shall not apply if the Issuer shall not have provided the holder of the Note with written notice of the applicable requirement at least 60 days prior to the date that the holder or beneficial owner of the Note is required to comply with such applicable requirement;

(5)         any estate, inheritance, gift, sale, transfer, personal property or similar taxes;

(6)         [Reserved];

(7)         any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(8)         any Taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the Note to comply with the requirements of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), the U.S. Treasury Regulations issued thereunder or any official interpretation thereof, any law implementing an intergovernmental approach thereto or any agreement entered into pursuant to Section 1471 of the Code; or

(9)         any combination of clauses (1) through (8) above.

(b)          In addition, the Issuer shall not have any obligation to pay Additional Amounts to a holder that is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal or interest on a Note to the extent that the laws of the Relevant Taxing Jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had it been the holder of such Note.

(c)          If the Issuer becomes aware that it will be obligated to pay any Additional Amounts with respect to any payment under the Notes, the Issuer will deliver to the Trustee and the Paying Agent on a date that is at least 30 days prior to the date of that payment (unless that obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case the Issuer shall notify the Trustee and the Paying Agent promptly thereafter) an Officer’s Certificate stating that the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d)          The Issuer will also make or cause to be made such withholding or deduction of Taxes required by law and will remit the full amount of Taxes so deducted or withheld to the relevant taxing authority in accordance with all applicable laws. The Issuer will use its reasonable efforts to obtain tax receipts from each such tax authority evidencing the payment of any Taxes so deducted or withheld. The Issuer will, upon request, make available to the Trustee and the paying agent, as soon as reasonably practicable after the date on which the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or if, notwithstanding the Issuer’s efforts to obtain such receipts, the same are not obtainable, other evidence reasonably available to the Issuer and reasonably satisfactory to the Trustee and the paying agent of such payment by the Issuer. If reasonably requested by the Trustee or the paying agent, the Issuer will provide to the Trustee and the paying agent such information as may be in the possession of the Issuer (and not otherwise in the possession of the Trustee and paying agent) to enable the Trustee and paying agent to determine the amount of withholding taxes attributable to any particular Holder, provided however that in no event shall the Issuer be required to disclose any information that it reasonably deems confidential or is otherwise not legally entitled to disclose.

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(e)          In addition to the foregoing, the Issuer will pay, any present or future stamp, issue, registration, transfer, documentation, court, excise or property taxes imposed in connection with the execution, issue, delivery, registration or enforcement of the Notes or this Indenture.

(f)          The foregoing provisions will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized, engaged in business or resident for tax purposes or from or through which payment on the Notes is made by or on behalf of such successor Person (including the jurisdiction of any paying agent) or any political subdivision or taxing authority thereof or therein having the power to tax.

(g)          Whenever in this Indenture or the Notes there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest or any other amount payable under any Note, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are or would be payable in respect thereof.

Section 4.23       Suspension of certain covenants when Notes rated investment grade.

(a)          If on any date following the Issue Date (the “Suspension Date”):

(1)         the Notes are rated Investment Grade by two of three Rating Agencies; and

(2)         no Default or Event of Default shall have occurred and be continuing on such date, then, the Issuer will notify the Trustee (provided that no such notification shall be a condition for the suspension of the covenants set forth below) and beginning on such Suspension Date and continuing until such time, if any, at which the Notes cease to be rated Investment Grade by either Rating Agency (such period, the “Suspension Period”), the covenants specifically listed under the following sections hereof will no longer be applicable to the Notes and any related default provisions of this Indenture will cease to be effective and will not be applicable to the Issuer:

(A)         Section 4.10;

(B)          Section 4.09; and

(C)          clause (3) of Section 5.01(a).

(b)          Such covenants will not, however, be of any effect with regard to the actions of Issuer and its Restricted Subsidiaries properly taken during the continuance of the Suspension Period; provided that all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(b)(2). Upon the occurrence of a Suspension Period, the amount of Excess Proceeds shall be reset at zero.

Section 4.24       Limitation on Designation of Unrestricted Subsidiaries.

(a)          The Issuer may designate, after the Issue Date, any Subsidiary of the Issuer (including any newly created or acquired Subsidiary) as an “Unrestricted Subsidiary” (a “Designation”) only if, at the time of or after giving effect to such Designation:

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(1)         no Default or Event of Default shall have occurred and be continuing;

(2)         the Issuer could Incur US$1.00 of Debt pursuant to Section 4.09(a); and

(3)         the aggregate Investments (other than Permitted Investments) by the Issuer and its Restricted Subsidiaries in all Unrestricted Subsidiaries shall not exceed the greater of (x) $950 million or (y) 10% of Total Assets at any time outstanding.

(b)          Neither the Issuer nor any Restricted Subsidiary will at any time:

(1)         provide credit support for, subject any of its property or assets (other than Liens over the Capital Stock, Debt and other securities of any Unrestricted Subsidiary securing Debt of that Unrestricted Subsidiary and its Subsidiaries) to the satisfaction of, or Guarantee, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt);

(2)         be directly or indirectly liable for any Debt of any Unrestricted Subsidiary;

(3)         be directly or indirectly liable for any Debt which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary; or

(4)         make any Investment (other than a Permitted Investment) in any Unrestricted Subsidiary to the extent such Investment, together with the aggregate Investments in all Unrestricted Subsidiaries then outstanding, exceeds the amount set out in Section 4.24(a)(3).

(c)          The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Redesignation if Incurred at such time would have been permitted to be Incurred for all purposes of this Indenture.

(d)          For purposes of this Section 4.24:

(1)         “Investments” shall equal the portion (proportionate to the Issuer’s direct or indirect equity interest in a Restricted Subsidiary to be Designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time of the Designation of such Subsidiary as an Unrestricted Subsidiary;

(2)         The aggregate Investments (other than Permitted Investments) by the Issuer and its Restricted Subsidiaries in all Unrestricted Subsidiaries shall be reduced upon the Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary by an amount equal to the lesser of (x) the Issuer’s direct or indirect “Investment” in such Unrestricted Subsidiary at the time of such Redesignation, and (y) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Redesignation;

(3)         any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Issuer; and

(4)         the amount of any Investment outstanding at any time shall be reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Issuer or a Restricted Subsidiary in respect of such Investment.

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(e)          The Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary shall be deemed to include the Designation of all Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

(f)          All Designations and Redesignations shall be evidenced by an Officer’s Certificate of the Issuer, delivered to the Trustee certifying compliance with this Section 4.24.

Section 4.25         FATCA

(a)          Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party shall, within ten (10) business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this paragraph to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(b)          Notice of Possible Withholding Under FATCA. The Issuer shall notify the Paying Agent in the event that it determines that any payment to be made by the Paying Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this paragraph shall apply only to the extent that such payments are so treated by virtue of characteristics of the Issuer, the Notes, or both.

(c)          Paying Agent’s Right to Withhold. Notwithstanding any other provision of this Indenture, the Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law. If such a deduction or withholding is required, neither the Paying Agent nor the Trustee will be obligated to pay any Additional Amount to the recipient unless such an Additional Amount is received by the Paying Agent or the Trustee in accordance with this Indenture.

(d)          For the purposes of this Section 4.25, defined terms used herein shall have the following meanings:

(1)         “Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any party;

(2)         “Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction;

(3)         “Code” means the U.S. Internal Revenue Code of 1986, as amended;

(4)         “FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto;

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(5)         “Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

ARTICLE 5
SUCCESSORS

Section 5.01       Merger, consolidations and certain sales of assets of the Issuer.

(a)          The Issuer may not, in a single transaction or a series of related transactions, (i) consolidate with or merge into any other Person, or (ii) directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of the its assets to any other Person, unless:

(1)         Either (i) the Issuer is the surviving corporation; or (ii) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made,

(A)         shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all of the Issuer’s obligations under this Indenture and,

(B)         is organized under the laws of any member state of the European Union, Norway, Switzerland, Canada, Jersey, Guernsey, Mauritius, Cayman Islands, British Virgin Islands, any state of the United States of America or the District of Columbia;

(2)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)         with respect to a consolidation, merger, conveyance, transfer, sale, lease or other disposal of the Issuer, immediately after giving effect to such transaction and treating any Debt which becomes the Issuer’s or any of its Restricted Subsidiaries’ obligation, as applicable, or that of the Person formed by or surviving any such consolidation or merger (if other than the Issuer), as a result of such transaction as having been Incurred at the time of the transaction, (x) the Issuer (including any successor Person) could Incur at least $1.00 of additional Debt pursuant to Section 4.09(a) hereof or (y) the Net Leverage Ratio would not be greater than such ratio immediately prior to giving effect to such transaction; provided, however, that this clause (3) will not apply if, in the good faith determination of the Issuer’s Board of Directors the principal purpose of such transaction is to change the Issuer’s jurisdiction of incorporation; and

(4)         the Issuer delivers to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer and such supplemental indenture comply with this Section 5.01.

Section 5.02       Successor Corporation Substituted.

Upon any consolidation or merger in which the Issuer is not the continuing corporation or any transfer (excluding any lease) of all or substantially all of the assets of the Issuer, in accordance with Section 5.01 hereof, the successor Person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as such; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, premium on, if any and interest, if any, on the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

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ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01       Events of Default.

The following will be “Events of Default” under this Indenture:

(1)         failure to pay principal of, or premium, if any, on, any Note when due (at maturity, upon redemption or otherwise);

(2)         failure to pay any interest (including Additional Amounts) on any Note when due, which failure continues for 30 days;

(3)         default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase under Sections 4.15 and 4.10 hereof when due and payable;

(4)         failure to perform or comply with the provisions of Section 5.01 hereof;

(5)         failure of the Issuer to perform any other of its covenants or agreements under this Indenture or the Notes, which failure continues for 60 days after written notice to the Issuer by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes;

(6)         default under the terms of any instrument evidencing or securing Debt for money borrowed by the Issuer or any of its Restricted Subsidiaries, if that default:

(A)         results in the acceleration of the payment of such Debt prior to its Stated Maturity; or

(B)          is caused by the failure to pay such Debt at its Stated Maturity after giving effect to the expiration of any applicable grace periods (and other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or the Stated Maturity of such Debt has not been extended, and, in each case, the outstanding principal amount of any such Debt under which there has been a failure to pay at Stated Maturity thereof or the payment of which has been so accelerated, aggregates $100 million or more;

(7)         failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments shall not have been discharged or waived and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal, waiver or otherwise, shall not have been in effect;

(8)         the Issuer or any of its Significant Subsidiaries or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

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(C)          consents to the appointment of a custodian or administrator of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors;

(E)          admits in writing its inability to pay its debts generally as they become due; or

(9)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Issuer, or any Significant Subsidiary or group of Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)          appoints a custodian or administrator of the Issuer, or any Significant Subsidiary or group of Significant Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary or group of Significant Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C)          orders the liquidation of the Issuer, or any Significant Subsidiary or group of Significant Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02       Acceleration.

If an Event of Default specified in clause (8) or (9) of Section 6.01 hereof shall occur, the maturity of all Outstanding Notes shall automatically be accelerated and the principal amount of the Notes, together with any premium, accrued interest or Additional Amounts thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 25% of the aggregate principal amount of the Notes then Outstanding may, by written notice to the Issuer (and to the Trustee if given by Holders), declare the principal amount of the Notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the Notes then Outstanding to the Issuer if all amounts then due with respect to the Notes are paid (other than amount due solely because of such declaration) and all other defaults with respect to the Notes are cured.

Section 6.03       Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of (and premium or Additional Amounts, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

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Section 6.04       Waiver of Past Defaults.

Subject to certain rights of the Trustee, as provided in this Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of the Notes, may waive any past default under this Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase; provided that the Holders of a majority in aggregate principal amount of the then Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05       Control by Majority.

The Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction or that may involve the Trustee in personal liability. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except in a Default or Event of Default relating to the payment of principal of (and premium or Additional Amounts, if any) or interest on the Notes, to the extent such action does not conflict with the provisions of this Indenture or applicable law.

Section 6.06       Limitation on Suits.

Subject to Section 7.01 hereof, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holders, unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it. The Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of this Indenture or applicable law.

No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or the Notes or for any remedy thereunder, unless:

(1)         such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(2)         the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

(3)         such Holder or Holders have offered to the Trustee indemnity and/or security satisfactory to it against any loss, liability or expense arising in connection with such proceeding;

(4)         the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding; and

(5)         no direction inconsistent with such request shall have been given to the Trustee during such 60 day-period by the Holders of a majority in principal amount of the Outstanding Notes. However, such limitations do not apply to a suit individually instituted by a Holder of a Note for enforcement of payment of the principal of, or interest on, such Note on or after respective due dates expressed in such Note.

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A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee shall have no obligation to ascertain whether the Holder’s actions are unduly prejudicial to other Holders.

Section 6.07       Right of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of (and premium or Additional Amounts, if any) or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of Holders of not less than 90% in aggregate principal amount of the Notes; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08       Collection Suit by Trustee.

Subject to mandatory provisions of Luxembourg insolvency laws, if an Event of Default specified in Section 6.01(1) or Section 6.01(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, interest and Additional Amounts, if any, remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09       Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer or any other obligor upon the Notes, their creditors or property and shall be entitled and empowered, subject to mandatory provisions of Luxembourg insolvency laws, to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10       Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

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First:      to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection and then the Agents for any amounts due;

Second:      to Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Amounts, if any, respectively; and

Third:          to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11       Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then Outstanding Notes.

Section 6.12       Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined in a final judgment adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13       Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14       Delay or Omission Not Waiver.

No delay or omission of the Trustee or any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

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ARTICLE 7
TRUSTEE

Section 7.01       Duties of Trustee.

(a)          If an Event of Default of which a Responsible Officer of the Trustee has actual knowledge has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge:

(1)         the duties of the Trustee and the Agents will be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(2)         in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)         this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(2)         the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)         the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05 hereof.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)          No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held by the Paying Agent and in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust department has actual knowledge thereof or unless written notice thereof is received by the Trustee (attention: Trust & Securities Services) and such notice clearly references the Notes, the Issuer and this Indenture.

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Section 7.02       Rights of Trustee.

(a)          The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, as the case may be. The Trustee may consult with counsel or other professional advisors and the written advice of such counsel, professional advisor or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)          The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)          The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture provided that the Trustee’s conduct does not constitute negligence or bad faith.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)          The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Subsidiaries. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(1) or Section 6.01(2) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h)          The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes, but may at its sole discretion choose to do so.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured under this Indenture, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party and no Agent shall be under any fiduciary duty or other obligation towards or have any relationship of agency and trust for or with any person other than the Issuer.

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(j)            In the event the Trustee or any Agent receives conflicting, unclear or equivocal instructions, the Trustee or Agent shall be entitled to not take any action until such instructions have been resolved or clarified to its satisfaction and the Trustee or Agent shall not become liable in any way to any person for any failure to comply with any such conflicting, unclear or equivocal instruction.

(k)          In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then Outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(l)           In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m)         The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(n)          The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(o)          The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(p)          The Trustee shall not under any circumstances be liable for any indirect loss, punitive or special damages or consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable.

(q)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(r)          The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(s)          No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(t)          The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion (based upon legal advice in the relevant jurisdiction), be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

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(u)          The Trustee may retain professional advisors to assist it in performing its duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(v)          The Trustee may assume without inquiry in the absence of actual knowledge that the Issuer is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

Section 7.03       Individual Rights of Trustee.

The Trustee (or its Affiliates) in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04       Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05       Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default in payment of principal of, premium on, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and for so long as it determines that withholding notice is in the interest of Holders.

Section 7.06       [Reserved].

Section 7.07       Compensation and Indemnity.

(a)          The Issuer will pay to the Trustee and the Agents from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

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(b)          The Issuer will indemnify the Trustee, its officers, directors, employees and agents against any and all documented claims, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. Notwithstanding the foregoing, the Issuer shall not be liable for any indirect loss, punitive or special damages or consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Trustee or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. In case any such claim shall be brought against the Trustee, the Trustee may elect to defend the claim and shall promptly notify the Issuer of its intent to do so, provided that the Trustee and its counsel shall proceed with diligence and good faith with respect thereto, and the Issuer shall be entitled to participate therein. In the event of any disagreement between the Trustee and the Issuer in relation to the conduct of the claim, other than disagreements concerning the Trustee’s failure to promptly assume the defense and employ counsel, the Trustee’s decision shall be final. The Trustee may have separate counsel and the Issuer shall pay the properly incurred fees and expenses of such counsel. If the Trustee does not assume the defense of such claim, the Issuer may defend the claim, the Trustee shall cooperate in such defense and the Issuer shall not be liable to the Trustee for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Trustee, in connection with the defense thereof unless the immediately following sentence applies. If the interests of the Issuer, on the one hand, and the Trustee, on the other hand, may be adverse, the Trustee may have a single separate counsel and the Issuer will pay the properly incurred fees and expenses of such counsel. The Issuer need not pay for any settlement made without its written consent, which consent will not be unreasonably withheld.

(c)          The obligations of the Issuer under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)          To secure the Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, interest or Additional Amounts, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)          The rights, privileges, protections, immunities and benefits to the Trustee in this Article 7, including, without limitation, its rights to be compensated, reimbursed for expenses and indemnified, are extended to, and shall be enforceable by, each Agent.

(g)          The indemnity contained in this Section 7.07 shall survive the discharge or termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

Section 7.08       Replacement of Trustee.

(a)          A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)          The Trustee may resign in writing at any time without giving reason and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then Outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

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(1)         the Trustee fails to comply with Section 7.10 hereof;

(2)         the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)         a custodian or public officer takes charge of the Trustee or its property; or

(4)         the Trustee becomes incapable of acting.

(c)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then Outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then Outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointment shall be with the consent of the Issuer (not to be unreasonably withheld or delayed).

(e)          If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)           A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

(g)          For the purposes of this Section 7.08, the Issuer hereby expressly accepts and confirms, for the purposes of Articles 1278 and 1281 of the Luxembourg Civil Code that, notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Indenture or any agreement referred to herein to which the Issuer is a party, any security created or guarantee given under this Indenture shall be preserved for the benefit of the successor trustee (for itself and the secured parties) and, for the avoidance of doubt, for the benefit of each of the secured parties.

Section 7.09        Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10       Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by any England and Wales authority or any federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

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Section 7.11       Agents.

Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Issuer. The Trustee or Issuer may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may appoint a replacement agent on behalf of the Issuer, provided that such appointment shall be with the consent of the Issuer (not to be unreasonably withheld or delayed), or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07 hereof.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01       Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02       Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all Outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Debt represented by the Outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)         the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, interest (including Additional Amounts) or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)         the Issuer’s obligations with respect to the Notes under Article 2 and Section 4.02 hereof;

(3)         the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and

(4)         the Legal Defeasance provisions of this Article 8.

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Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03       Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of its obligations under the covenants contained in Sections 4.09, 4.10, 4.12, 4.13, 4.15 hereof and clause (4) of Section 5.01(a) hereof with respect to the Outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(3), (4), (5), (6), (7) and (8) hereof will not constitute Events of Default.

Section 8.04       Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)         the Issuer must irrevocably deposit with the Trustee (or such other entity designated or appointed (as agent) by it for such purpose), in trust, for the benefit of the Holders of the Notes, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in each case, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Additional Amounts and premium, if any) on the Outstanding Notes on their Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)         in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an opinion of U.S. counsel in terms reasonably acceptable to the Trustee confirming that:

(A)         the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B)         since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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(3)         in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an opinion of U.S. counsel in terms reasonably acceptable to the Trustee confirming that the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(5)         the Issuer must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, subject to customary assumptions and qualifications, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05       Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all cash in U.S. Dollars and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the Outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or the non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any cash in U.S. Dollars or non-callable U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06       Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer in trust, for the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that in the event the Notes are in the form of Definitive Registered Notes, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be made available to the newswire service of Bloomberg or, if Bloomberg does not operate, any similar agency and, if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu) or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Register) notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

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Section 8.07       Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of (and premium or Additional Amounts, if any) or interest on any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01       Without Consent of Holders.

Notwithstanding Section 9.02 hereof, the Issuer, the Issuer and the Trustee may, without the consent of the Holders of the Notes, amend, waive or supplement the Escrow Agreement, this Indenture or the Notes:

(1)         to cure any ambiguity, defect or inconsistency;

(2)         to provide for the assumption of the Issuer’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets pursuant to Article 5 hereof;

(3)         to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(4)         to conform the text of this Indenture, or the Notes to any provision of the “Description of the Notes” section of the offering memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture or the Notes;

(5)         to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(6)         to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 169(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

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(7)         to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture; or

(8)         to allow the provision of Guarantees with respect to the Notes.

In formulating its opinion on such matters, the Trustee shall be entitled to request and rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 14.03 hereof, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02       With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation Section 3.12, Section 4.10 and Section 4.15 hereof), the Escrow Agreement or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes of such series shall be required.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

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After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Issuer with certain restrictive provisions of this Indenture. Subject to Sections 6.04 and 6.07 hereof the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of the Notes, may waive any past default under this Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. Modifications and amendments of this Indenture may be made by the Issuer, the Issuer and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holders of 90% of the aggregate principal amount of then Outstanding Notes affected thereby:

(1)         change the Stated Maturity or the principal of, or any installment of interest on, any Note;

(2)         reduce the principal amount of, (or premium) or interest on (or rate thereof), any Note;

(3)         change the place or currency of payment of principal of (or premium), or interest on, any Note;

(4)         impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

(5)         reduce the above stated percentage of Outstanding Notes necessary to modify or amend this Indenture;

(6)         reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults; or

(7)         following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under Sections 4.10 and 4.15 hereof in a manner adverse to the Holders thereof.

For the avoidance of doubt, the provisions of articles 470-1 to 470-19 (included) of the Luxembourg Law dated August 10, 1915 on commercial companies, as amended from time to time, shall not apply in respect of the Notes.

Section 9.03       Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04       Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate or cause the Authenticating Agent to authenticate the new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

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Section 9.05         Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10
[RESERVED]

ARTICLE 11
[RESERVED]

ARTICLE 12
[RESERVED]

ARTICLE 13
SATISFACTION AND DISCHARGE

Section 13.01     Satisfaction and Discharge.

(a)          This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)         either:

(A)         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(B)         all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in each case, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2)         the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(3)         the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3) of this Section 13.01(a)).

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(b)          Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 13.01(a)(1)(B), the provisions of Sections Section 13.02 and 8.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02     Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, interest and Additional Amounts, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 14
MISCELLANEOUS

Section 14.01     Notices.

Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Millicom International Cellular S.A.

2, rue du Fort Bourbon

L-1249, Luxembourg Grand Duchy of Luxembourg

Facsimile No.: +352 27 759 901

Attention: Office of the General Counsel

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue, New York

NY 10017, United States of America

Facsimile No.: +1-212-701-5077

Attention: John B. Meade

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Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Trustee-Agency & Trust

Facsimile: +44 207 500 5877

If to the Trustee to Citibank, N.A., London Branch at the address above.

If to Registrar:

Citigroup Global Markets Europe AG

5th Floor, Reuterweg 16

60323 Frankfurt

Germany

Attn: Citi-Registrar-Agency & Trust

Facsimile: +49 692222 9586

If to Paying Agent or Transfer Agent:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Paying Agent-Agency & Trust

Facsimile: +353 1 622 2210/ +353 1 622 2212

Attn: Transfer Agent-Agency & Trust

Facsimile: +353 1 247 6348

The Issuer or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon receipt if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

For so long as the Notes are listed on the Official List of Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, notices of the Issuer will be published on the official website of the Luxembourg Stock Exchange (www.bourse.lu). In addition, for so long as any Notes are represented by one or more Global Notes, all notices to Holders will be delivered by or on behalf of the Issuer to DTC. Such notices may also be published in a leading newspaper of general circulation in Luxembourg or if, in the opinion of the Issuer such publication is not practicable, in an English language newspaper having general circulation in Europe.

Notices delivered to DTC will be deemed given on the date when delivered. If a notice or communication is published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it will mail a copy to the Trustee and each Agent at the same time.

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Section 14.02     [Reserved].

Section 14.03     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(1)         an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.04         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)         a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)         a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.05     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06     Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer has appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer.

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Section 14.07     No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders.

None of the directors, officers, employees, incorporators, members or stockholders, as such, of the Issuer, as such, will have any liability for any of the Issuer’s obligations under the Notes or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under applicable securities laws.

Section 14.08     Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

For the avoidance of doubt, the provisions of articles 470-1 to 470-19 (included) of the Luxembourg Law dated August 10, 1915 on commercial companies, as amended from time to time, are excluded.

Section 14.09     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10     Successors.

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 14.11     Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

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Section 14.13       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.14     Judgment Currency.

Any payment on account of an amount that is payable in U.S. Dollars (the “Required Currency”) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer, shall constitute a discharge of the Issuer’s obligations under this Indenture and the Notes, only to the extent of the amount of the Required Currency with such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Issuer shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 14.15     Prescription.

Claims against the Issuer for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 14.16     Contractual Recognition of Bail-In Powers.

(a)          The Issuer acknowledges and accepts that, notwithstanding any other provision of this Indenture or any other agreement, arrangement or understanding between the parties:

(1)         any Liability may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

(2)         The Issuer will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any Liability and in particular (but without limitation) by:

(A)         any reduction in the principal amount, in full or in part, or outstanding amount due (including any accrued but unpaid interest) due in respect of any Liability; and

(B)         any conversion of all or part of any Liability into ordinary shares or other instruments of ownership of Citigroup Global Markets Europe AG or any other person; that may result from any exercise of any Write-down and Conversion Powers in relation to any Liability;

(3)         the terms of this Indenture and the rights of the Issuer hereunder may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any Liability and the Issuer will be bound by any such variation; and

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(4)         ordinary shares or other instruments of ownership of Citigroup Global Markets Europe AG or any other person may be issued to or conferred on the Issuer as a result of any exercise of any Write-down and Conversion Powers in relation to any Liability.

(b)          Defined terms used in this Section 14.16 have the following meanings:

(1)         “Liability” means any liability of Citigroup Global Markets Europe AG to the Issuer arising under or in connection with this Indenture;

(2)         “Resolution Authority” means the German Federal Agency for Financial Markets Stabilization (Bundesanstalt fur Finanzmarktstabilisierung), or any other body which has authority to exercise any Write-down and Conversion Powers;

(3)         “Write-down and Conversion Powers” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in Germany, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time, including but not limited to the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz) as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which:

(A)         any obligation of Citigroup Global Markets Europe AG (or other affiliate of such entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period); and

(B)          any right in a contract governing an obligation Citigroup Global Markets Europe AG may be deemed to have been exercised.

[Signatures on following page]

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IN WITNESS HEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

MILLICOM INTERNATIONAL CELLULAR S.A., as the Issuer

By:	/s/ Justine Dimovic
Name: Justine Dimovic
Title: Group Treasurer

By:	/s/ Bruno Nieuwland
Name: Bruno Nieuwland
Title: Director Administration

[Signature Page to 2029 Indenture]

CITIBANK, N.A., LONDON BRANCH, as Trustee, Paying Agent and Transfer Agent

By:	Citibank, N.A., London Branch

By:	/s/ David Rowlandson
Name: David Rowlandson
Title: Vice President

[Signature Page to 2029 Indenture]

CITIGROUP GLOBAL MARKETS EUROPE AG, as Registrar

By: Citigroup Global Markets Europe AG

By:	/s/ Thorsten Peters
Name: Thorsten Peters
Title:

By:	/s/ Ilona Kuhn
Name: Ilona Kuhn
Title:

[Signature Page to 2029 Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

MILLICOM INTERNATIONAL CELLULAR S.A.

6.25% Senior Notes due 2029

No. _____	CUSIP:

ISIN:

COMMON CODE:

$ __________

Issue Date: __________

MILLICOM INTERNATIONAL CELLULAR S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg, promises to pay to ______________________ or registered assigns, the principal sum of _____________________________ DOLLARS or such greater or lesser amount as indicated in the schedule of Exchanges of Interests in the Global Note on March 25, 2029

Interest Payment Dates: March 25 and September 25

Record Dates: Holders of record on each Note in respect of the principal amount thereof outstanding on the Business Day immediately preceding the related Interest Payment Date.

Dated: __________

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

MILLICOM INTERNATIONAL CELLULAR S.A.

By:
Name:
Title:

By:
Name:
Title:

A-2

This is one of the Notes referred to in the within-mentioned Indenture:

CITIBANK, N.A., LONDON BRANCH

By:
Authorized Signatory:

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[Back of Note]

6.25% Senior Notes due 2029

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)          INTEREST. MILLICOM INTERNATIONAL CELLULAR S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 40630 (the “Issuer”), promises to pay or cause to be paid interest on the principal amount of this Note at 6.25% per annum from _______________________ until maturity. The Issuer will pay interest semi-annually in arrears on March 25 and September 25 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be           . The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect to the extent lawful. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period shall end (but not include) the relevant Interest Payment Date.

(2)          METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes on the Business Day immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, interest and Additional Amounts, if any, through the Paying Agents as provided in the Indenture or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, and Additional Amounts, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. In addition, interest on the Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for the Definitive Registered Notes. The Issuer will make all payments in immediately available same-day freely transferable funds and in U.S. Dollars.

(3)          PAYING AGENT, REGISTRAR AND TRANSFER AGENT. Initially, Citibank, N.A., London Branch will act as Paying Agent and Transfer Agent. Citigroup Global Markets Europe AG will act as Registrar. The Issuer shall maintain a Paying Agent and Transfer Agent. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or Transfer Agent.

(4)          INDENTURE. The Issuer issued the Notes under an Indenture dated as of March 25, 2019 (the “Indenture”) between the Issuer, Citibank, N.A., London Branch, as Trustee, Transfer Agent and Paying Agent, and Citigroup Global Markets Europe AG, as Registrar. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

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(5)          OPTIONAL REDEMPTION.

(a)          Except as detailed below, the Notes are not redeemable at the Issuer’s option. The Issuer is not, however, prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture. The Issuer may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgement of the Issuer any or all of such conditions will not be satisfied or waived. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(b)          If a redemption date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period. If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.

(c)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may on any one or more occasions redeem up to 40% of the original aggregate principal amount of Notes (including Additional Notes) at a redemption price of 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the proceeds from one or more Equity Offerings or any sale of Qualified Capital Stock of any Restricted Subsidiary of the Issuer. The Issuer may only do this, however, if:

(1)         at least 50% of the aggregate principal amount of Notes that were initially issued under the Indenture would remain outstanding immediately after the proposed redemption; and

(2)         the redemption occurs within 180 days after the closing of such Equity Offering or sale of Qualified Capital Stock.

Any notice for such a redemption may be given prior to completing the Equity Offering or sale of Qualified Capital Stock and be conditioned upon its completion.

(d)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may on any one or more occasions redeem up to 40% of the original aggregate principal amount of Notes (including Additional Notes) at a redemption price of 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Available Proceeds from one or more Specified Subsidiary Sales. The Issuer may only do this, however, if:

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(1)         at least 50% of the aggregate principal amount of Notes that were initially issued would remain outstanding immediately after the proposed redemption; and

(2)         the redemption occurs within 365 days from the later of the date of such Specified Subsidiary Sale or the receipt of such Net Available Proceeds.

(e)          During each 12 month period commencing on the Issue Date and ending on March 25, 2024, upon not less than 10 nor more than 60 days’ prior notice to the Trustee and the Holders, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes (including Additional Notes) at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(f)          At any time prior to March 25, 2024, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may also redeem all or part of the Notes (including Additional Notes) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Redemption Premium and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(g)          At any time on or after March 25, 2024, and prior to maturity, upon not less than 10 nor more than 60 days’ notice to the Trustee and the Holders, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of $200,000 or integral multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of their principal amount at maturity), plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date, if redeemed during the 12-month period commencing on March 25 of the years set forth below:

Year	Redemption Price
2024	103.125%
2025	102.083%
2026	101.042%
2027 and thereafter	100.000%

(6)          REDEMPTION UPON CHANGES IN WITHHOLDING TAXES.

The Issuer may redeem the Notes, in whole but not in part, at its option, at 100% of the outstanding principal amount thereof plus accrued and unpaid interest to the date of redemption and any Additional Amounts (as defined under Section 4.22(a) of the Indenture) payable with respect thereto, if:

(a)          as a result of (i) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (as defined under Section 4.22(a) of the Indenture) affecting taxation which is publicly announced and becomes effective on or after the date of the Indenture or, if such Relevant Taxing Jurisdiction has become a Relevant Taxing Jurisdiction after the date of the Indenture, on or after the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture or (ii) any change in, or amendment to, the existing official published position (including any such change or amendment occurring as a result of the introduction of an official position) regarding the application, administration or interpretation of the laws or treaties (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction (including any such change or amendment occurring as a result of a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change or amendment is publicly announced and, where applicable, becomes effective on or after the date of the Indenture or, if such Relevant Taxing Jurisdiction has become a Relevant Taxing Jurisdiction after the date of the Indenture, on or after the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under the Indenture (either, a “Change in Tax Law”), the Issuer has or will become obligated to pay Additional Amounts; and

A-6

(b)          such obligation cannot be avoided by the Issuer taking reasonable measures available to it; provided, however, that for this purpose reasonable measures shall not include any change in the Issuer’s jurisdiction of organization or the location of its principal executive office, or the incurrence of material out of pocket costs by it. No such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the publication or mailing of any notice of redemption of the Notes as described below, the Issuer must deliver to the Trustee (i) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and (ii) an opinion of legal counsel of recognized standing stating that the Issuer has or will become obligated to pay Additional Amounts due to a Change in Tax Law. The Trustee will accept and shall be entitled to rely on this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in clauses (1) and (2) above, upon which it will be conclusive and binding on the Holders.

(7)          SPECIAL MANDATORY REDEMPTION.

(a)          The Issuer may request the Escrow Agent to release all of the Escrowed Property from the Escrow Account to fund the Telefonica Costa Rica Acquisition, the Telefonica Nicaragua Acquisition or the Telefonica Panama Acquisition (the “Relevant Telefonica CAM Acquisition”) substantially concurrently with the closing of the Relevant Telefonica CAM Acquisition. Notwithstanding the foregoing, the Issuer shall be required to request a Release (as defined below) to finance the first Relevant Telefonica CAM Acquisition to close; provided that the foregoing requirement shall not apply in the event that any Subsidiary or Affiliate of the Issuer, including Cable Onda, issues securities or otherwise raises financing, for the purposes of financing the Telefonica Panama Acquisition, before or substantially concurrently with the closing of the Telefonica Panama Acquisition (the “Alternative Panama Financing”).

The Issuer may request the Escrow Agent to release all of the Escrowed Property to the Issuer (a “Release”) upon delivery by the Issuer to the Escrow Agent and the Trustee shall have received from the Issuer, on or before the Escrow Longstop Date, an Officer’s Certificate, upon which both the Escrow Agent and the Trustee shall be entitled to rely absolutely without further investigation, to the effect that:

(1)          (i) a Relevant Telefonica CAM Acquisition (which shall be identified) will be consummated promptly upon such Release of the Escrowed Property and (ii) since the Issue Date, no material term or condition of the Relevant Telefonica CAM Acquisition Agreement to be consummated promptly upon such Release has been amended or waived in a manner or to an extent that would be materially prejudicial to the interests of Holders, other than any amendment or waiver made with the consent of Holders of a majority of the Outstanding Notes;

(2)         promptly after consummation of the Relevant Telefonica CAM Acquisition, (i) in the case of either the Telefonica Costa Rica Acquisition or the Telefonica Nicaragua Acquisition, the Issuer or a Subsidiary or Affiliate or joint venture of the Issuer will own, directly or indirectly, 100% of the outstanding shares of either Telefonica de Costa Rica TC, S.A. or Telefonia de Celular de Nicaragua, S.A., as applicable, or, (ii) in the case of the Telefonica Panama Acquisition, the Issuer or a Subsidiary or Affiliate or joint venture of the Issuer will own, directly or indirectly, 100% of the outstanding shares of Telefonica Móviles Panama, S.A.; and

(3)         as at the date of such Officer’s Certificate, there is no Default or Event of Default with respect to the Issuer under clauses (8) or (9) of Section 6.01 of the Indenture.

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(b)          The Escrowed Property to be released in connection with any Release will be paid out in accordance with the Escrow Agreement and the Escrowed Property will be reduced accordingly. Unless the Escrowed Property has been released as set forth in paragraph (a) of Section 3.09 of the Indenture, then in the event that (i) (A) neither the Telefonica Costa Rica Acquisition Completion Date nor the Telefonica Nicaragua Acquisition Completion Date has occurred on or prior to the Escrow Longstop Date and (B) where there is no Alternative Panama Financing, the Telefonica Panama Acquisition Completion Date has not occurred on or prior to the Escrow Longstop Date, (ii) in the reasonable judgment of the Issuer, no Relevant Telefonica CAM Acquisition (except the Telefonica Panama Acquisition, but only where there is Alternative Panama Financing) will be consummated on or prior to the Escrow Longstop Date, (iii) all of the Telefonica CAM Acquisition Agreements (except the Telefonica Panama Acquisition Agreement, but only where there is Alternative Panama Financing) have been terminated at any time on or prior to the Escrow Longstop Date, or (iv) there is a Default or an Event of Default with respect to the Issuer under clauses (8) or (9) of Section 6.01 of the Indenture on or prior to the Escrow Longstop Date, (the date of any such (i) to (iv) event being the “Special Termination Date”), the Issuer will redeem Notes in an aggregate principal amount of $500,000,000 (the “Special Mandatory Redemption”) at a price (the “Special Mandatory Redemption Price”) equal to (v) 100% of the aggregate issue price of the Notes so redeemed if the date of the Special Mandatory Redemption occurs on or prior to September 25, 2019 or (x) 101% of the aggregate issue price of the Notes so redeemed if the date of the Special Mandatory Redemption occurs after September 25, 2019, in each case, plus accrued but unpaid interest and Additional Amounts, if any, (y) from the Issue Date but excluding the payment date of the Special Mandatory Redemption Price or (z) if applicable, from the most recent date on which interest on the Notes was paid or provided for, to, but excluding the payment date of the Special Mandatory Redemption Price (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c)          Notice of the Special Mandatory Redemption will be delivered by the Issuer, no later than one Business Day following the Special Termination Date, to the Trustee, the Paying Agent and the Escrow Agent, and will provide that the Notes shall be redeemed on a date that is not less than two Business Days prior and not later than the fifth Business Day after such notice is given by the Issuer in accordance with the terms of the Escrow Agreement (the “Special Mandatory Redemption Date”).

(d)          No later than 12:00 p.m. New York time on the Business Day prior to the Special Mandatory Redemption Date, the Escrow Agent shall have paid to the Issuer, and the Issuer shall subsequently have paid to the Paying Agent, for payment to each Holder of the Special Mandatory Redemption Price for such Holder’s Notes and, concurrently with the payment to such Holders, deliver any excess Escrowed Property (if any) to the Issuer.

(e)          In the event that the Special Mandatory Redemption Price payable upon such Special Mandatory Redemption exceeds the amount of the Escrowed Property, the Issuer will pay the accrued and unpaid interest and Additional Amounts, if any, and any other amounts owing to the Holders.

(f)           If at the time of such Special Mandatory Redemption, the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require, the Issuer will notify the Luxembourg Stock Exchange that the Special Mandatory Redemption has occurred and any relevant details relating to such Special Mandatory Redemption.

(g)          No provisions of the Escrow Agreement and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, the Indenture, may be amended, waived or modified in any manner materially adverse to the Holders of the Notes without the consent of Holders of a majority of the Outstanding Notes. By accepting a Note, each Holder will be deemed to have agreed to be bound by the terms of the Escrow Agreement and have irrevocably authorized the Trustee to take all the actions set forth in the Escrow Agreement without the need for further direction from them under the Indenture.

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(8)          SINKING FUND. Except as set forth under Section 3.09 of the Indenture, the Issuer will not be required to make any other mandatory redemption or sinking fund payments with respect to the Notes.

(9)          REPURCHASE AT THE OPTION OF HOLDER.

(a)          Within 60 days of the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest and any Additional Amounts thereon to the date of purchase.

(b)          When the aggregate amount of Excess Proceeds exceeds $75 million, the Issuer will, within 15 Business Days of the end of the applicable period in Section 4.10(b), make an Excess Proceeds Offer to all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in Section 3.12 of the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a minimum amount of $200,000 and integral multiples of $1,000 in excess thereof) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus, in each case, accrued and unpaid interest, if any, to the date of purchase.

(10)        NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Issuer will deliver, pursuant to Section 14.01 of the Indenture, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or the satisfaction and discharge of the Indenture.

(11)        DENOMINATIONS, TRANSFER, EXCHANGE.

[The Global Notes are in registered form without coupons attached. The Global Notes will represent the aggregate principal amount of all the Notes issued and not yet cancelled other than Definitive Registered Notes.]1 [The Definitive Registered Notes are in registered form without coupons attached in denominations of $200,000 and integral multiples of $1,000 above $200,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer shall not be required to register the transfer of any Definitive Registered Notes (A) for a period of 15 days prior to any date fixed for the redemption of the Notes; (B) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 days prior to the record date with respect to any interest payment date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Excess Proceeds Offer.]2

(12)        PERSONS DEEMED OWNERS. The registered Holder may be treated as the owner of it for all purposes.

1Include in any Global Note.

2Include in any Definitive Registered Note

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(13)        AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture (including, without limitation, Section 3.12, Section 4.10 and Section 4.15 thereof), the Escrow Agreement and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Section 6.04 and Section 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that if any amendment, waiver or other modification will only affect one series of the Notes, only the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes of such series shall be required. In certain circumstances, the Escrow Agreement, the Indenture or the Notes may be amended or supplemented without the consent of any Holder, including to cure any ambiguity, defect or inconsistency.

(14)        DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% of the aggregate principal amount of the then Outstanding Notes may, by written notice to the Issuer (and to the Trustee if given by the Holders), declare all the Notes to be due and payable immediately. If a bankruptcy or insolvency default with respect to the Issuer occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity and/or security satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

(15)        AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the authorized signatory of the Trustee or an authenticating agent.

(16)        ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17)        CUSIP AND ISIN AND COMMON CODE NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. The Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(18)        GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

For the avoidance of doubt, the provisions of articles 470-1 to 470-19 (included) of the Luxembourg Law dated August 10, 1915 on commercial companies, as amended from time to time, shall not apply to the Notes.

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The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture or the form of Note. Requests may be made to:

MILLICOM INTERNATIONAL CELLULAR S.A.

2, rue du Fort Bourbon

L-1249 Luxembourg

Grand Duchy of Luxembourg

Facsimile No.: +352 27 759 901

Attention: Office of the General Counsel

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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OPTION OF HOLDER TO ELECT PURCHASE*

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below

☐ Section 4.10         ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased (in denominations of $200,000 or integral multiples of $1,000 in excess thereof):

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

Signature Guarantee*:

* Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Paying Agent, Trustee or Custodian

A-14

EXHIBIT B

[Issuer address block]

[Trustee/Transfer Agent/Registrar address block]

Re:	$750,000,000 6.25% Senior Notes due 2029 of Millicom International Cellular S.A.

Reference is hereby made to the Indenture, dated as of March 25, 2019 (the “Indenture”), between, among others, Millicom International Cellular S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 40630 (the “Issuer”), Citibank, N.A., London Branch, as Trustee, Transfer Agent and. Paying Agent and Citigroup Global Markets Europe AG, as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____________________ in such Note[s] or interests (the “Transfer”), to ____________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          Check if Transferee will take delivery of a Book-Entry Interest in the 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act in a transaction meeting the requirements of Rule 144A under the U.S. Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

2.          Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the U.S. Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act and (v) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, as such term is defined pursuant to Regulation S of the Securities Act, and will take delivery only as a Book-Entry Interest so transferred through DTC. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

B-1

3.          Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the U.S. Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-2

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	a Book-Entry Interest in the:

(i)	144A Global Note ([CUSIP][ISIN][COMMON CODE] _________), or

(ii)	Regulation S Global Note ([CUSIP][ISIN][COMMON CODE] _________).

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	a Book-Entry Interest in the:

(i)	144A Global Note ([CUSIP][ISIN][COMMON CODE] _________), or

(ii)	Regulation S Global Note ([CUSIP][ISIN][COMMON CODE] _________).

in accordance with the terms of the Indenture.

B-3

EXHIBIT C

[Issuer address block]

[Trustee/Transfer Agent/Registrar address block]

Re:	$750,000,000 6.25% Senior Notes due 2029 of Millicom International Cellular S.A.

(CUSIP ________; ISIN ________; Common Code ________)

Reference is hereby made to the Indenture, dated as of March 25, 2019 (the “Indenture”), between, among others, Millicom International Cellular S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B 40630 (the “Issuer”), Citibank, N.A., London Branch, as Trustee, Transfer Agent and Paying Agent and Citigroup Global Markets Europe AG, as Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $__________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.          ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2.          ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book- Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book- Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-1

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a Book-Entry Interest held through DTC Account

No. ________ in the:

(i)	☐ D144A Global Note ([CUSIP] [ISIN] _____), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] __), or

(b)	☐ a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through DTC Account

No. ________ in the:

(i)	☐ D144A Global Note ([CUSIP][ISIN] _____), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] __), or

(b)	☐ a Definitive Registered Note.

in accordance with the terms of the Indenture.

C-2